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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Cimarex Energy Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CIMAREX ENERGY CO.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 18, 2011
9:00 a.m. Mountain Time
Brown Palace Hotel, 321 17th Street, Denver, Colorado

AGENDA:

1.
Elect three management nominees as Class III directors for terms expiring in 2014.

2.
Advisory vote on executive compensation.

3.
Advisory vote on the frequency of advisory vote on executive compensation.

4.
Approve the Cimarex Energy Co. 2011 Equity Incentive Plan.

5.
Ratify the appointment of KPMG LLP as our independent auditors for 2011.

We will also transact any other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on March 22, 2011 are entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT

Please take the time to vote by following the Internet or telephone voting instructions provided in this proxy statement. If you received a paper copy of the proxy card, you may also vote by completing and mailing the proxy card in the postage-prepaid envelope provided for your convenience. You may also attend and vote at the Annual Meeting. You may revoke your proxy at any time before the vote is taken by following the instructions in this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Mary Kay Rohrer Corporate Secretary

Date: April 5, 2011

CIMAREX ENERGY CO.
PROXY STATEMENT

i

ii

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS – May 18, 2011

CIMAREX ENERGY CO.
Brown Palace Hotel, 321 17th Street, Denver, Colorado

We provide you with this proxy statement to solicit your vote at our 2011 Annual Meeting of Stockholders.

The Annual Meeting will be held on Wednesday, May 18, 2011, at 9:00 a.m. Mountain Time, at the Brown Palace Hotel, 321 17th Street, Denver, Colorado.

The proxy materials will be furnished to stockholders on or about April 5, 2011. All properly completed and delivered proxies will be voted at the Annual Meeting and at any adjournments or postponements of the Meeting. If you are a stockholder of record at the close of business on March 22, 2011, the record date, you may vote at the Annual Meeting, or at adjournments or postponements of the Meeting.

INTERNET AND ELECTRONIC AVAILABILITY OF PROXY MATERIALS

As permitted by the U.S. Securities and Exchange Commission (the "SEC"), we have elected to provide our stockholders with access to our proxy materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials, or the Notice, was mailed to most of our stockholders on or about April 5, 2011. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of proxy materials to be sent to them by following the instructions in the Notice.

The Notice will also provide instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form will remain in effect until you terminate it.

Choosing to receive future proxy materials by e-mail will allow us to timely provide you with the information you need and will save us the cost of printing and mailing documents to you.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who can vote?

Stockholders holding shares of our common stock as of the close of business on March 22, 2011, may vote at the Annual Meeting, or at any adjournment or postponement of the Meeting. You have one vote for each share of common stock held as of the record date that may be voted on each proposal presented at the Annual Meeting.

Who can attend the Annual Meeting?

Admission to the Annual Meeting is limited to stockholders of Cimarex, persons holding proxies from stockholders who held Cimarex common stock on March 22, 2011, and invited guests of Cimarex.

How many shares of Cimarex common stock were outstanding on the record date?

At the close of business on March 22, 2011, the record date, there were 85,532,997 shares of common stock outstanding and entitled to vote at the Annual Meeting. Common stock is the only class of stock entitled to vote.

How do I vote?

You may vote by any of the following methods:

  •
  Vote on the Internet at the website for Internet voting. Simply follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials.

  •
  Vote by telephone by following the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card.

  •
  If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided.

  •
  You may attend and vote at the Annual Meeting. The Board recommends that you vote using one of the methods described above, as it is not practical for most stockholders to attend and vote at the Annual Meeting.

If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

If I vote by mail, telephone or Internet, may I still attend the Annual Meeting?

Yes.

Can I change my vote?

If you are a stockholder of record, you may revoke your proxy at any time before the voting polls are closed at the Annual Meeting, by the following methods:

  •
  Voting at a later time by Internet or telephone;

  •
  Voting in person at the Annual Meeting;

  •
  Delivering to our Corporate Secretary, Mary Kay Rohrer, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518 a proxy with a later date or a written revocation of your proxy; or

  •
  Giving notice of revocation to the Inspector of Election at the Annual Meeting.

How do I vote if my shares are held in street name?

If your shares are held in the name of your broker, a bank, or other nominee, only your broker, bank or other nominee may execute a proxy and vote your shares. Please follow the instructions on the form you receive from your broker, bank or other nominee. You may vote by the Internet, in person or by telephone if your bank or broker or other nominee makes those methods available in accordance with the instructions on the form. If you wish to vote your "street name" shares in person, you will need to obtain a document known as a "legal proxy" from your broker, bank or other nominee. Please contact your broker, bank or other nominee if you wish to do so.

How do I vote shares held in my 401(k) account?

Participants in the Cimarex 401(k) Plan ("401(k) Plan") who have shares of common stock credited to their plan account as of the record date will have the right to direct the 401(k) Plan trustee regarding how to vote those shares. The trustee will vote the shares in a participant's 401(k) Plan account in accordance with the participant's instructions or, if no instructions are received prior to 5 p.m. Eastern Time on May 13, 2011, the shares credited to that participant's account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions. Information as to how participants voted the shares credited to their 401(k) Plan account will not be disclosed to Cimarex.

What happens if other matters come up at the Annual Meeting?

We do not know of any other matters that will be voted on at the Annual Meeting. If other matters are properly presented, the proxy holders, F. H. Merelli, Cimarex's Chairman of the Board, Chief Executive Officer and President, and Paul Korus, Cimarex's Sr. Vice President and Chief Financial Officer, will vote your shares at their discretion.

Who will count the votes?

A representative of Continental Stock Transfer & Trust Company, our stock transfer agent, will act as the independent tabulator appointed by the Board of Directors and will count the votes and act as the Inspector of Election.

What is a "quorum"?

A "quorum" is a majority of the outstanding shares of common stock and is required to hold the Annual Meeting. A quorum is determined by counting shares of common stock present in person at the Annual Meeting or represented by proxy. If you submit a properly completed proxy, you will be considered part of the quorum even if you abstain from voting. Shares that brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes") are treated as present for the purposes of determining a quorum.

How many votes must each proposal receive to be adopted?

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  With respect to Proposal 1, the election of directors, each nominee will be elected if the votes cast for the nominee exceed the votes cast against the nominee.

  •
  Proposal 2 for an advisory vote on executive compensation (the "say-on-pay vote") must receive an affirmative majority of the shares present and entitled to vote on the Proposal.

  •
  Proposal 3 affords stockholders the opportunity to cast an advisory vote on the frequency of holding the say-on-pay vote. Under Proposal 3, stockholders may vote to hold the say-on-pay vote every one, two or three years or abstain from voting.

  •
  Proposal 4 to approve the 2011 Equity Incentive Plan must receive the affirmative vote of a majority of the shares present and entitled to vote. Under applicable NYSE rules, the total vote cast on the Proposal must represent over 50% in interest of all shares entitled to vote on the Proposal.

  •
  Proposal 5 for the ratification of independent auditors must receive the affirmative vote of a majority of the shares present and entitled to vote.

What are the Board's voting recommendations?

The Cimarex Board of Directors recommends that you vote:

  •
  "FOR" each of the named nominees for director (Proposal 1);

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  "FOR" the proposal regarding an advisory vote on executive compensation (Proposal 2);

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  "FOR" "every three years" for the proposal regarding an advisory vote on the frequency of the advisory vote on executive compensation (Proposal 3);

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  "FOR" approval of the 2011 Equity Incentive Plan (Proposal 4); and

  •
  "FOR" the ratification of KPMG LLP as Cimarex's independent auditors for the year ending December 31, 2011 (Proposal 5).

How are votes counted and what is the effect of broker non-votes and abstentions?

Votes are counted in accordance with our Bylaws, Delaware law and the rules of the New York Stock Exchange ("NYSE"). If a stockholder delivers a properly completed proxy but does not indicate how his or her shares are to be voted, the shares covered by such proxy will be included in determining if there is a quorum and will also be counted as votes "FOR" each named nominee for director (Proposal 1), "FOR" Proposals 2, 4 and 5 and "FOR" every three years (Proposal 3) and against any stockholder proposal. Shares will not be voted at the Annual Meeting if a properly completed proxy covering those shares has not been received and the holder does not vote in person or at the Annual Meeting.

The NYSE precludes brokers from exercising voting discretion on "non-routine" proposals without specific instructions from the beneficial owner. Under the current NYSE rules, only Proposal 5 is considered a routine matter.

The following summarizes how votes will be counted and the effect of broker non-votes and abstentions on each of the Proposals:

Abstentions

•
With respect to Proposal 1, under our bylaws, abstentions are not considered cast in the election of directors and will have no effect on the outcome of the Proposal.

•
With respect to Proposals 2, 4 and 5, abstentions on each of these proposals will have the same effect as a vote against the Proposal.

•
With respect to Proposal 3, abstentions will have no effect on the outcome of the Proposal.

Broker Non-Votes

•
With respect to Proposals 1, 2 and 3, broker non-votes will have no effect on the outcome of the Proposals.

•
With respect to Proposal 4, under applicable NYSE voting standards, votes for, votes against and abstentions on the Proposal count as votes cast, while broker non-votes do not count as votes cast. Consequently, broker non-votes can affect whether the outcome of the vote satisfies the NYSE requirement that total votes cast represent over 50% of all shares entitled to vote on the Proposal.

•
With respect to Proposal 5, because it is a routine matter on which a broker is empowered to vote, no broker non-votes will likely result from this Proposal.

How can I view the stockholder list?

You may view a stockholder list at the Annual Meeting or at our offices located at 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203 during ordinary business hours during the period May 8 through May 17, 2011.

Who pays for the proxy solicitation related to the Annual Meeting?

Cimarex does. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of distributing the proxy materials. In addition, we have retained DF King & Co., Inc. to act as a proxy solicitor in conjunction with the meeting. We have agreed to pay that firm $10,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

If I want to submit a stockholder proposal for the 2012 Annual Meeting, when is it due?

If you want to submit a proposal for possible inclusion in next year's proxy statement, you must submit it in writing to the Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995 and facsimile (303) 295-3494. Cimarex must receive your proposal on or before December 8, 2011. Cimarex will consider only proposals meeting the requirements of the applicable rules of the SEC.

If a stockholder wants to bring any matter before the 2012 Annual Meeting that is not included in the 2012 Proxy Statement, the stockholder must provide written notice of the matter between February 9, 2012 and February 19, 2012. Stockholders are also advised to review our Amended and Restated Bylaws, which contain advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1. ELECTION OF DIRECTORS

Our current Board of Directors (the "Board") consists of eight members. The Board has noted with sadness the passing in January 2011 of Paul D. Holleman, a Class I director who had been a director of Cimarex since its inception and prior to that was a director of Key Production Company, Inc., which was acquired by Cimarex in 2002. The Board is divided into three classes: Class I, Class II and Class III directors. At each annual meeting, a class of directors is elected for a term expiring at the annual meeting in the third year following the year of election. Each director holds office until his successor is elected and qualifies.

The terms of the three Class III directors, David Hentschel, F. H. Merelli and L. Paul Teague, will expire at the 2011 Annual Meeting.

If prior to the Annual Meeting a nominee becomes unavailable to serve as a director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee or nominees designated by our Board of Directors or its Nominating Committee. As of the mailing of these proxy materials, the Board of Directors knows of no reason why any director nominee would not be available to serve as a director.

A nominee is elected if the votes cast for his election exceed the votes cast against his election. Each director who is nominated below has tendered an irrevocable resignation that is effective upon his failure to receive the required vote and the Board's acceptance of such resignation. If a nominee fails to receive more favorable votes than votes cast against him, the Nominating Committee will act on an expedited basis following the Annual Meeting to determine whether to recommend that the Board accept the director's resignation. The Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept the director's resignation, and the director whose resignation is under consideration must abstain from participating in any decision regarding his resignation. The Board will publicly disclose its decision regarding acceptance of resignation within 90 days after the results of the election are certified. If the resignation is not accepted, the director will continue to serve as a director until his successor is elected and qualified. If the Board accepts the resignation, then the Board may fill the vacancy in accordance with the Bylaws or may decrease the size of the Board in compliance with the Certificate of Incorporation.

Information concerning the nominees recommended by our Nominating Committee and nominated by our Board of Directors, as well as each of our continuing directors, is set forth below.

NOMINEES

Class III Directors – Terms Expiring in 2011

David A. Hentschel	Director Since 2002
Retired Chairman and CEO Occidental Oil and Gas Corporation Age 77
Member – Compensation and Governance Committee Member – Nominating Committee

Mr. Hentschel was Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation from 1986 until 1993 and from 1997 until 1999, when he retired. He also served as President and Chief Executive Officer of Canadian Occidental Petroleum, Ltd, now known as Nexen, from 1995 until 1997. Mr. Hentschel brings considerable executive experience in the domestic and international oil and gas industry to the Board. He was in charge of the worldwide exploration and production operations for Cities Service, Occidental Oil and Gas Corporation for the last 20 years of his 40-year career. He was a director of Occidental Petroleum from 1987-1993 and of Canadian Occidental or Nexen from 1985-2009. During his service as a director of Nexen, he was chair of the audit committee and a member of the compensation committee and various other committees. He was also a director of the Bank of Oklahoma from 1984-1995. Mr. Hentschel's extensive leadership background and his service on Nexen's audit and compensation committees provide strong skills and experience for his service on our Compensation and Governance Committee.
F. H. Merelli	Director Since 2002
Chairman of the Board, CEO, President Cimarex Energy Co. Denver, Colorado Age 75

Mr. Merelli has been Chairman of the Board, Chief Executive Officer and President of Cimarex since September 30, 2002. He was Chairman and Chief Executive Officer of Key Production Company, Inc. (acquired by Cimarex in September 2002) from September 1992 to September 30, 2002 and President from September 1992 to September 1999 and from March 2002 until September 30, 2002. Mr. Merelli has spent over 35 years in key executive positions in the oil and gas industry. Mr. Merelli is the creator of several management and incentive systems currently employed by Cimarex. Mr. Merelli is a director and member of the audit committee of Apache Corporation, Houston, Texas, an exploration and production company traded on the NYSE.

L. Paul Teague	Director Since 2002
Retired Executive Texaco USA Age 76
Chairman – Compensation and Governance Committee Member – Nominating Committee

Mr. Teague served 35 years with Texaco Inc. He retired in 1994 as Vice President, Western Exploration & Producing Region of Texaco USA in Denver, Colorado. Mr. Teague held various positions with Texaco USA, including Vice President-Producing in Houston, Texas, Vice President of the New Orleans Producing Division, Division Manager, New Orleans and General Superintendent of the Offshore Division in New Orleans. Mr. Teague holds a degree in Petroleum Engineering from Louisiana Tech University and is a graduate of the University of Southern California Executive Program. He has several industry affiliations, including the former Chairman of the API Executive Committee on Drilling and Production Practices, former President of the Colorado Petroleum Association, a 50-year Legion of Honor Member of the Society of Petroleum Engineers and a member of the Rocky Mountain Oil & Gas Hall of Fame. He brings his executive experience with a major oil and gas company to bear on corporate governance and executive compensation issues in his role as chairman of our Compensation and Governance Committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES.

CONTINUING DIRECTORS

Class I Directors – Terms Expiring in 2012

Jerry Box	Director Since 2005
Retired President and COO Oryx Energy Company Age 72
Member – Compensation and Governance Committee Member – Nominating Committee

Mr. Box was Chairman of Magnum Hunter Resources, Inc. from October 2004 until June 2005, and a director of Magnum Hunter from March 1999 to June 2005. He retired in June 2005 at the time of the acquisition by Cimarex of Magnum Hunter. Mr. Box served as President, COO and a director of Oryx Energy Company from February 1998 to March 1999. He had previously held a number of managerial and executive positions with Oryx Energy from February 1998 to March 1999, and its predecessor company, Sun Oil Company. Mr. Box holds undergraduate and graduate degrees in geology. He has served for several years in an executive capacity with public and private companies. Mr. Box has served on numerous oil and gas committees and task forces and as a President and Treasurer of the Dallas Petroleum Club. Mr. Box serves as a non-management director and Chairman of the Board of NewPark Resources, Inc. of The Woodlands, Texas, an oilfield services company traded on the NYSE. His extensive experience as an executive for companies in the energy business makes his service on the Compensation and Governance Committee particularly valuable.

Michael J. Sullivan	Director Since 2002
Partner Rothgerber, Johnson & Lyons LLP Casper, Wyoming Age 71
Member – Audit Committee Member – Nominating Committee

Mr. Sullivan has been a senior attorney, partner or special counsel of the Denver-based law firm, Rothgerber Johnson & Lyons LLP since 2001, and the managing attorney of the Casper office of that firm. Mr. Sullivan practiced law as a partner with Brown, Drew, Apostolos, Massey & Sullivan from 1964 to 1986 and from 1995 until 1998. Mr. Sullivan brings a wealth of experience and a diverse background to Cimarex's Board. In addition to his Juris Doctor degree, he has an undergraduate degree in petroleum engineering, years of governmental service as the Governor of Wyoming (1987-1995) and Ambassador to Ireland (1998-2001), and 35 years' experience practicing law in the areas of natural resources, mediation and business. As Governor he was involved in the process of reviewing and administering Wyoming's budget. This experience is particularly relevant in his service on the Audit Committee. Mr. Sullivan's education, his legal experience, particularly in mediation and litigation, and his domestic and international government service all provide a background which is beneficial in addressing the issues coming before the Cimarex Board.

Mr. Sullivan is a director of Kerry Group plc, a global food and food ingredients producer headquartered in Tralee, Ireland; director and chairman of the governance committee and member of the compensation committee of First Interstate BancSystem, Billings, Montana and director and member of the compensation and governance and audit committee of Sletten Construction, Inc., Great Falls, Montana. From 2001 to May 2009 he served as a director and during his tenure as a member of the audit, corporate social responsibility committee and governance committee of Allied Irish Bank Group, Dublin, Ireland.

Class II Directors – Terms Expiring in 2013

Hans Helmerich	Director Since 2002
President, CEO, Director Helmerich & Payne, Inc. Tulsa, Oklahoma Age 52
Member – Compensation and Governance Committee Member – Nominating Committee

Mr. Helmerich has been the President and Chief Executive Officer of Helmerich & Payne, Inc., a publicly held company located in Tulsa, Oklahoma, since 1989 and has served as a director of that company since 1987. Helmerich & Payne is primarily engaged in contract drilling of oil and gas wells for exploration and production companies and is one of the major land and offshore platform drilling contractors in the world. Cimarex acquired Helmerich & Payne's exploration and production business in 2002. Mr. Helmerich's background with the exploration and production business acquired by Cimarex, as well as his over 25 years' executive experience with Helmerich & Payne, provide a strong background for his service on Cimarex's Board and on the Compensation and Governance Committee. In addition, Mr. Helmerich's service as a director of Atwood Oceanics, Inc., Houston, Texas, an international offshore drilling company, and as a Trustee of The Northwestern Mutual Life Insurance Company provide him with additional expertise and skills to serve as a director.

Harold R. Logan, Jr.	Director Since March 2009
Co-Founder, Director Basic Materials and Services LLC Denver, Colorado Age 66
Lead Director Member – Audit Committee Member – Nominating Committee

Mr. Logan is the Co-Founder and director of Basic Materials and Services LLC (Denver, Colorado), a privately held company founded in 2007 that invests in companies providing specialized services for the pipeline construction and sand/silica industries. Mr. Logan was a Co-Founder of TransMontaigne (Denver, Colorado) in 1995 and Chief Financial Officer, Executive Vice President, Treasurer and a director through 2002. He served as a director of TransMontaigne and chairman of its finance committee from 2002-2006. From 1987 to 1995, he was Senior Vice President/Finance, Chief Financial Officer and a director of Associated Natural Gas Corporation. Prior to that Mr. Logan was with Dillon Read & Co. Inc. and Rothschild, Inc.

Over the past 39 years, Mr. Logan's education, investment banking/venture capital experience and business/financial management experience have provided him with a comprehensive understanding of business and finance. Mr. Logan's expertise and experience have been relevant to his responsibilities of providing oversight and advice to the management of public companies, and is of particular benefit in his role as a member of the Audit Committee of Cimarex. Since 1998, Mr. Logan has been a director of nine public companies and has served on audit, compensation and governance committees. Mr. Logan currently serves as Chairman of the Board of Supervisors of Suburban Propane Partners, L.P. and as a director of Graphic Packaging Corporation, both NYSE companies. He is also a director of Hart Energy Publishing LLC, a private company that publishes the Oil & Gas Investor magazine and other energy publications.
Monroe W. Robertson	Director Since 2005
Private Investor Age 61
Chairman – Audit Committee Member – Nominating Committee

Mr. Robertson is currently a private investor. Mr. Robertson was with Key Production Company, Inc., a company acquired by Cimarex in 2002, for 10 years until retirement in March 2002. While with Key, he held the positions of President, Chief Operating Officer, Senior Vice President and Principal Financial Officer. Mr. Robertson has served in executive capacities with three other public energy companies, Apache Corp., Gulf Oil Corporation and Terra Resources. Mr. Robertson has comprehensive knowledge of the financial and operational sides of the exploration and production business, which is of considerable value in his service as Chairman of Cimarex's Audit Committee. He currently serves as a director, chairman of the audit committee and member of the compensation and nominating committee of Earthstone Energy, Inc. (formerly named Basic Earth Science System), Denver, Colorado, an independent exploration and production company.

PROPOSAL 2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Cimarex is providing its stockholders with the opportunity to cast an advisory vote on executive compensation as described below. Cimarex believes that it is appropriate to seek the views of stockholders on the design and effectiveness of its executive compensation program. The advisory vote on executive compensation described in this proposal is referred to as a "say-on-pay" vote.

Cimarex's principal business objective is to profitably grow its proved reserves and production for the long-term benefit of stockholders. Its goal for executive compensation is to retain the experienced professionals that it needs to attain its business objective and seeks to accomplish this objective in a way that rewards performance and is aligned with its stockholders' long-term interests. Cimarex's executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the interests of its stockholders. Cimarex's relative stock price performance measured over the past three years was ranked first in its peer group (see Compensation Discussion and Analysis, Long-Term Equity Awards).

The Compensation Discussion and Analysis in this Proxy Statement describes Cimarex's compensation program and the decisions made by the Compensation and Governance Committee in 2010 in more detail.

Cimarex believes its compensation program for the named executive officers is instrumental in helping it achieve its strong financial performance. In addition to the three-year performance of Cimarex's stock noted above, in 2010 year-end proved reserves increased 23% to 1.88 trillion cubic feet equivalent and 2010 total average daily production grew 29% to 596 million cubic feet equivalent per day. Net income reached an all-time high of $575 million, and 2010 cash flow from operations was $1.2 billion versus $658.5 million for 2009.

The following non-binding resolution will be submitted for an advisory stockholder vote at the Annual Meeting:

  RESOLVED, that the compensation paid to Cimarex's named executive officers, as disclosed in Cimarex's Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding upon Cimarex. However, the Compensation and Governance Committee, which is responsible for designing and administering Cimarex's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote when making future compensation decisions for named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3. ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in Proposal 2 above, stockholders are being provided the opportunity to cast an advisory vote on Cimarex's executive compensation program.

This Proposal 3 affords stockholders the opportunity to cast an advisory vote on how often Cimarex should include a say-on-pay vote (described in Proposal 2 above) in its proxy materials for future annual stockholder meetings (or a special stockholder meeting for which Cimarex must include executive compensation information in the proxy statement for that meeting). Under this Proposal 3, stockholders may vote to have the say-on-pay vote every year, every two years or every three years or may abstain from voting.

We will review and consider the outcome of the stockholders' preferred frequency; however, because the vote is advisory and not binding on us or our board in any way, our Board may decide that it is in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently than the frequency that receives the most stockholder votes.

Cimarex believes that a triennial vote is consistent with its intent to create a compensation program that promotes stockholder value. Our long-term equity awards, which constitute a material element of executive compensation, are contingent upon completion of a three-year performance period. A triennial vote will provide stockholders the ability to evaluate our executive compensation program over the same performance period, allowing a comparison of compensation to long-term performance. We believe a three-year vote cycle balances the interest of stockholders in providing regular input on executive compensation with the interest of Cimarex and its stockholders in allowing sufficient time to evaluate the long-term effectiveness of our executive compensation objectives and practices.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR "EVERY THREE YEARS" (AS OPPOSED TO EVERY ONE OR TWO YEARS) AS THE FREQUENCY FOR AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

 PROPOSAL 4. APPROVE THE CIMAREX ENERGY CO.
2011 EQUITY INCENTIVE PLAN

Our Board of Directors recommends that the stockholders approve the Cimarex Energy Co. 2011 Equity Incentive Plan (the "Plan"). The Plan is designed to replace the 2002 Stock Incentive Plan (the "2002 Plan"), which was approved at Cimarex's 2003 annual meeting of stockholders. The 2002 Plan will expire on September 30, 2012, and additional authorized shares are required to maintain Cimarex's long-term equity incentive award program for executives and other key employees. Cimarex's equity incentive program is designed to focus participants' efforts on the success and growth of Cimarex and to enable Cimarex to continue to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to Cimarex's success.

The Plan provides for the grant of nonqualified stock options, incentive stock options, restricted stock, restricted stock units, performance stock, performance stock units and other stock awards to all eligible employees and directors of Cimarex and its affiliates. The proposed Plan is modeled after the 2002 Plan, with two principal changes that have been made in response to concerns expressed by corporate governance rating agencies that represent institutional investors. We have reduced the term of any option granted under the Plan from ten years to seven years, and dividends will be accrued on all shares subject to performance awards and will only be paid at the time of vesting of the award and then only with respect to the shares that are issued upon attainment of the performance goals.

If the Plan is approved by Cimarex's stockholders, no new grants will be made under the 2002 Plan, and the reservation for any shares available for awards under the 2002 Plan will terminate. The reservation will continue to be available for shares subject to outstanding awards granted under the 2002 Plan.

The proposed Plan contains numerous features that reflect our commitment to effective corporate governance and our intention to maximize the incentive effect of awards granted under the Plan. These features include:

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  administration of the Plan by our Compensation and Governance Committee, which is a committee of independent directors;

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  a fungible share pool design that provides that shares available for grant under the Plan are reduced by 2.34 times the number of shares of restricted stock or restricted stock units awarded under the Plan and are reduced by one times the number of shares subject to stock options awarded under the Plan;

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  the aggregate number of shares available under the Plan will not be increased for shares that are tendered in payment of an option, shares withheld to satisfy tax withholding obligations or shares repurchased by us with option proceeds;

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  minimum option exercise price equal to the fair market value of our common stock on the date of grant;

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  a prohibition on repricing of outstanding options without stockholder approval;

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  three-year minimum full vesting for awards;

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  restrictions on the fair market value of shares of our common stock that may be issued to any one individual during any calendar year as restricted stock or restricted stock units;

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  any dividend payments on performance-based stock or units are accrued until the forfeiture restrictions lapse and then payments will only be made on the shares earned; participants do not have the right to receive dividends or dividend-equivalent payments on options;

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  provisions designed to allow certain awards to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code; and

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  no material amendments without stockholder approval.

As of December 31, 2010, we had 775 full-time employees, and approximately 175 employees and 8 non-employee directors were participants in the 2002 Plan. Upon initial adoption of the Plan by the stockholders in 2003, 7,000,000 shares were reserved for issuance, and the stockholders approved an additional reservation of 5,700,000 shares in 2005. From the original reservation in 2003 of 7,000,000 shares, 6,000,000 of the shares can only be granted as options and 1,000,000 shares were reserved for restricted stock or restricted stock unit awards ("full-value awards"). From the 5,700,000 shares added in 2005, each full-value award is charged against the reserve on the basis of two shares for each one share granted. The table below presents the number of shares that were subject to outstanding awards at December 31, 2010 and March 1, 2011:

	Number of Shares
Type of Award	December 31, 2010	March 1, 2011
Stock options	1,026,527	997,827
Restricted stock	1,899,511	1,989,171
Restricted stock units	94,807	92,470
Total awards outstanding	3,020,845	3,079,468

At March 1, 2011, 251,891 full-value shares remain available for award, and 1,947,537 shares remain available for option awards.

For the year ended December 31, 2010, our burn rate was 1.68%. Our average burn rate for the three-year period ended December 31, 2010 was 1.49% which is within ISS's three-year average burn rate cap for the energy industry of 4.03%.

Our voting power dilution at December 31, 2010 was 8.9% (calculated by dividing our 12/31/10 overhang of 3,020,845 shares plus the 5,300,000 shares requested under the proposed Plan by our diluted outstanding shares of 93,555,566). If the Plan had been approved by our stockholders as of March 1, 2011, our voting power dilution at March 1, 2011 would also have been 8.9% (calculated by dividing our March 1, 2011 overhang of 3,079,468 shares plus the 5,300,000 shares requested under the proposed Plan by our diluted outstanding shares of 93,900,720).

At December 31, 2010 the weighted average price of outstanding options was $32.60, and the weighted average remaining term of the outstanding options was 5 years. At March 1, 2011, the weighted average price of outstanding options was $32.26 per share, and the weighted average remaining term of the outstanding options was 4.79 years.

Under Internal Revenue Code, Section 162(m), stockholder approval of the material terms of the performance goals used for determining the number of shares to be paid to certain executive officers under performance awards granted under the Plan is required to enable Cimarex to obtain a tax deduction. Approval of the Plan by our stockholders will also constitute approval of the material terms of the performance goals used for determining the number of shares to be paid pursuant to the performance awards.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE CIMAREX ENERGY CO. 2011 EQUITY INCENTIVE PLAN.

 SUMMARY OF CIMAREX ENERGY CO. 2011 EQUITY INCENTIVE PLAN

The following summary of material terms of the 2011 Equity Incentive Plan does not purport to be complete and is subject to and qualified in its entirety by the actual terms of the Plan, which is attached as Appendix A.

Administration of the Plan. The Compensation and Governance Committee of Cimarex (the "Committee"), comprised solely of non-employee directors, administers the Plan. The Committee has the power to (i) select the participants to be granted awards, (ii) determine the time or times when awards will be made, (iii) determine the form of an award, the number of shares of Cimarex common stock subject to the award, and all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of awards, including the time and conditions of exercise or vesting, (iv) construe and interpret the Plan and awards granted under it, establish, amend and revoke rules and regulations for administration of the Plan and correct any defect, omission or inconsistency in the Plan or any award agreement; (v) accelerate the vesting, exercise or payment of an award or the performance period of an award; and (vi) approve forms of award agreements and amend the terms of any one or more stock awards.

The Plan provides that, to the extent permitted by law, the Committee may delegate authority to a subcommittee of one or more management directors the authority to grant awards to eligible employees who are not (i) executive officers within the meaning of Rule 16b-3, (ii) "covered employees" within the meaning of Section 162(m) of the Code, or (iii) non-employee directors as defined in the 2011 Plan.

Shares Subject to the Plan. There are 5,300,000 shares of common stock reserved for issuance pursuant to awards under the Plan. Each award of an option will count as one share for each share represented by the option, and each award of restricted stock, restricted stock unit, performance stock award or performance stock unit award will count as 2.34 shares times each share subject to the award against the total 5,300,000 shares reserved for issuance. A maximum of 300,000 shares subject to a performance award may be granted in any calendar year to any participant, and the maximum amount that may be paid to a participant for a cash-settled performance award during any calendar year may not exceed $5 million. The maximum aggregate number of shares for which grants of options may be made to any participant in any calendar year may not exceed 1,000,000 shares. Not more than 2,500,000 shares may be issued pursuant to the exercise of incentive stock options.

No Repricing of Options. The Committee may not, without the approval of the stockholders, cancel any outstanding option and replace it with a new option with a lower exercise price where the economic effect would be the same as reducing the exercise price of the cancelled option, repurchase an option for cash or exchange an option for another type of award, or take any other action with respect to an option that would be treated as a "repricing" under applicable accounting rules or under the rules of the SEC.

Exercise of Options. The Committee determines the exercise price for each option but no option will be granted at an exercise price that is less than the fair market value of the common stock on the date of grant and the exercise price may never be less than the fair market value of the common stock on the date of grant within the meaning of Section 409A of the Code. An option holder may exercise an option by written notice and payment of the exercise price (i) in cash or by check, bank, draft or money order payable to the order of Cimarex, (ii) by delivering shares of common stock having a fair market value on the date of payment equal to the amount of the exercise price (but only to the extent the delivery of shares would not result in an accounting compensation charge), (iii) by payment through a transaction involving a licensed broker or dealer acceptable to Cimarex acting on behalf of option holder to sell shares and deliver all or part of the sale proceeds to Cimarex in payment of the exercise price and required tax withholding, (iv) by payment of the exercise price and required tax withholding with shares of common stock acquired pursuant to the exercise of the option or (v) a combination of the foregoing or any other method adopted by Cimarex and approved by the Committee.

Option Term. The Committee determines the period and the conditions of exercisability, the minimum periods during which participants must be employed by Cimarex or must hold options before they may be exercised, the minimum periods during which shares acquired upon exercise must be held before sale, conditions under which such options or shares may be subject to forfeiture, the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time, the achievement by Cimarex of specified performance criteria and non-compete and protection of business matters. Options granted will expire no later than 7 years from the date of grant. Upon the occurrence of a change of control event, as defined in the Plan, or the death or disability of the participant, the unvested portion of the option will become immediately and automatically vested and payable. If a participant's employment terminates on or after his 62nd birthday or as a result of death or disability, the participant will be entitled to purchase all or any part of the shares subject to any vested incentive stock option for a period of up to three months from the date of termination (one year in the case of death or disability) and vested nonqualified stock option during the remaining term of the option.

Restricted Stock and Restricted Stock Unit Awards. The Committee may grant a participant a restricted stock award or a restricted stock unit award. In addition to any vesting conditions determined by the Committee, vesting of each award will require the holder to remain in the employment of Cimarex for such period of time as determined by the Committee, but in no event less than three years. Upon the occurrence of a change of control event, as defined in the Plan, or the death or disability of the participant, the restricted stock award or the restricted stock unit award will become immediately and automatically vested and payable, provided that a restricted stock unit award will be payable only in compliance with Code Section 409A. During any restriction period, the Committee may restrict the stockholder rights of a holder of a restricted stock award with respect to the shares, including the right to vote the shares and to receive dividends. The Committee may grant to the holder of a restricted stock unit award the right to receive dividend equivalents; a holder of a restricted stock unit award does not have the right to vote the shares prior to payment of the shares upon vesting of the award.

Performance Awards. The Committee may grant a performance award that may be either a performance stock award or a performance stock unit award, which will be either a restricted stock award or a restricted stock unit award that is subject to the same restriction period and restrictions applicable to a restricted stock award or a restricted stock unit award and, in addition, the achievement of certain performance goals determined by the Committee. Upon the occurrence of a change of control event, as defined in the Plan, or the death or disability of the participant, the performance award will become immediately and automatically vested and payable. The Committee may in its discretion adjust the performance period to take into account the date of the change of control event or the date of the death or disability of the participant, provided that with respect to a performance stock unit award, payment will be made only in compliance with Code Section 409A. During any restriction period, the Committee may restrict the stockholder rights of a holder of a performance stock award, including the right to vote the shares and to receive dividends. If the Committee grants the right to receive dividends, Cimarex will accrue dividends on the shares subject to the performance stock award for each dividend record date occurring during the performance period, provided that dividends will only be paid to the holder at the time of vesting and only with respect to the shares that are issued upon attainment of the performance goals. A participant holding a participant stock unit award will have no rights of a stockholder with respect to the performance stock unit award. The Committee may grant the holder of a performance stock unit award the right to receive dividend equivalents. If the Committee does so, Cimarex will accrue dividend equivalents on the shares subject to the performance stock unit award for each dividend record date occurring during the performance period, provided that dividend equivalents will only be paid to the holder at the time of vesting and only with respect to the shares that are issued upon attainment of the performance goals.

In granting each performance award, the Committee will establish the applicable performance period and performance criteria to be used to establish performance goals which, when measured at the end of the performance period, will determine the final value of the performance award to be paid. The performance criteria used to establish performance goals may be based on any one of, or combination of, specific measures of performance such as (i) financial metrics (including earnings per share; earnings before interest, taxes, depreciation and amortization; return on equity; or return on assets, investment or capital employed); (ii) operational metrics (including reserve replacement, increase in production or rate of return on exploration capital); or (iii) stock performance measures (including relative total stock price performance); or (iv) to the extent that a performance award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board, including individual performance measures. The Committee will, in its sole discretion, define the manner of calculating the performance criteria it selects to use for the performance period.

Adjustment of Shares. The number and kind of shares subject to the Plan will be changed or exchanged on a fair and equivalent basis on account of a merger, consolidation, recapitalization, reclassification, stock split or spinoff. In addition, if there is any other change in the number or kind of shares, the Committee may, in its sole discretion, make an equitable adjustment in the shares available under the Plan or in any award (other than a restricted stock unit or performance stock unit), such adjustment will generally only be made if the adjustment either by itself or together with other adjustments results in an increase or decrease of at least 1%. Any adjustment of less than 1% will be carried forward.

Amendments to Awards. The Committee may at any time unilaterally amend the terms of any award agreement, provided that any such amendment that is adverse to the participant will require the participant's consent.

Nontransferability. Except as may otherwise be provided by the Committee at the time of a grant, an option will not be transferable except by will or pursuant to the laws of descent and distribution, and an option will only be exercisable by the participant. The holder of an award of restricted stock, performance stock, a restricted stock unit or a performance stock unit award may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of common stock represented by the award during the applicable restriction period.

Amendment and Termination. Subject to the provisions of the Plan, the Plan will terminate ten years from the date of approval of the Plan by the stockholders. The Board of Directors may alter, suspend or terminate the Plan at any time and may, from time to time, amend the Plan in any manner, but may not without stockholder approval adopt any amendment that would increase the aggregate number of shares of common stock available under the Plan or modify any provision of the Plan that would materially increase the benefit or rights of any participant in the Plan.

Federal Income Tax Information. The following discussion is intended to be only a general summary of the federal income tax aspects of awards granted under the Plan and not of state or local taxes that may apply to awards under the Plan. Tax consequences may vary depending on particular circumstances, and administrative and judicial interpretations of the application of the federal income tax laws are subject to change.

        Nonqualified Stock Options. There are no income tax consequences to the participant or to Cimarex when the non-qualified stock option is granted. When a non-qualified stock option is exercised, in general, the participant recognizes compensation, subject to wage withholding, equal to the excess of the fair market value of common stock on the date of exercise over the exercise price. Cimarex is generally entitled to a deduction equal to the compensation recognized by the participant, assuming that the compensation satisfies the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code.

        Incentive Stock Options. When an incentive stock option is granted, there are no income tax consequences for the participant or Cimarex. When an incentive stock option is exercised, the participant does not recognize income and Cimarex does not receive a deduction. The participant, however, must treat the excess of the fair market value of the common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the participant makes a "disqualifying disposition" of the common stock (described below) in the same taxable year the incentive stock option was exercised, there are no alternative minimum tax consequences.

        If the participant disposes of common stock after the participant has held the common stock for at least two years after the incentive stock option was granted and at least one year after the incentive stock option was exercised, the amount the participant receives upon the disposition over the exercise price is treated as capital gain. Cimarex is not entitled to a deduction. If the participant makes a "disqualifying disposition" of common stock by disposing of common stock before it has been held for at least two years after the date the incentive stock option was granted and at least one year after the date the incentive stock option was exercised, the participant recognizes compensation income equal to the excess of (1) the fair market value of common stock on the date the incentive stock option was exercised or, if less, the amount received on the disposition over (2) the exercise price. At present, Cimarex is not required to withhold income or other taxes. Cimarex is generally entitled to a deduction equal to the compensation recognized by the participant, assuming that the compensation satisfies the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code.

        Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the "determination date." The determination date is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. Cimarex is generally entitled to a deduction equal to the compensation recognized by the participant, assuming that the compensation satisfies the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code.

        Performance Stock Awards and Restricted Stock and Performance Stock Unit Awards. A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such an award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described under "Restricted Stock." Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined under "Restricted Stock"), will be taxed as capital gain or loss. Cimarex is generally entitled to a deduction equal to the compensation recognized by the participant, assuming that the compensation satisfies the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Section 162(m) of the Code.

New Plan Benefits. As of the date of this proxy statement, no awards had been granted pursuant to the Plan. Awards are subject to the discretion of the Committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Plan or the benefits that would have been received by such participants if the Plan had been in effect in the year ended December 31, 2010.

Stock Plan Benefits Table. The following table presents information about outstanding options, warrants and rights and the number of shares remaining available for future issuance under our 2002 Plan as of December 31, 2010. Upon approval of the 2011 Equity Incentive Plan, any shares remaining available for future issuance under the 2002 Plan, as set forth column (c), will be terminated. The table does not include information about the 2011 Equity Incentive Plan.

	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Plans approved by stockholders(1)	1,121,334	(2)	$32.60	(3)	1,947,537	(4)
(1)
Our 2002 Plan. Cimarex does not have any options, warrants or rights outstanding or available for issuance under any non-stockholder approved equity compensation plans.

(2)
Includes 94,807 restricted stock units. The remaining 1,026,527 consist of options outstanding at December 31, 2010.

(3)
Applies to outstanding options. Restricted stock units do not have an exercise price.

(4)
The number of shares reported in column (c) represents shares remaining available for the grant of options only. Under the terms of the 2002 Plan, awards of restricted stock or restricted stock units ("full-value" awards) may not be made from the shares reported in column (c). The number in column (c) does not include 503,782 shares available for full-value awards as of March 1, 2011. Each share subject to a full-value award counts as two shares against the shares available for issuance. Therefore, as of March 1, 2011, full-value awards of 251,891 shares remain available for grant under the 2002 Plan.

PROPOSAL 5. RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed KPMG LLP to audit our financial statements for 2011. KPMG LLP has been our independent auditors since October 1, 2002.

We are asking that stockholders ratify the appointment of KPMG LLP as independent auditors. If stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee may reconsider this appointment. A KPMG LLP representative will be at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF KPMG LLP AS CIMAREX'S INDEPENDENT AUDITORS FOR 2011.

See Independent Registered Public Accountants for information regarding auditor fees and services and the Audit Committee Report.

CORPORATE GOVERNANCE

Prudent corporate governance is critical in gaining the trust and confidence of stockholders, employees, suppliers and business partners. Cimarex corporate governance is based on high ethical standards and the awareness that our actions must be based on the best interests of the stockholders.

Independence of Board Members

Our Corporate Governance Guidelines require that a majority of our Board of Directors be independent as defined by applicable laws, rules, regulations and listing standards. We comply with the criteria for independence established by the New York Stock Exchange (NYSE) listing requirements and other governing laws and regulations. Based upon NYSE standards, all Board members are independent except the Chairman of the Board, who is also our Chief Executive Officer and President.

Our Board annually reviews the status of each director to confirm that the director meets the independence standards. If any relationship exists that is not covered by these standards, the Board determines whether the relationship is material and whether the director should be deemed independent. The Board may determine independence if it finds that the director is independent of management and free from any relationship that would interfere with the director's independent judgment.

Our Code of Business Conduct includes provisions pertaining to conflicts of interest. The Code provides that no relationship involving a director that is disclosed to and affirmatively determined by the Board of Directors to be immaterial shall be a conflict of interest within the meaning of the Code.

Applying our Corporate Governance Guidelines and our Code of Business Conduct, the Board has affirmatively determined that each of our current directors, with the exception of our Chairman and Chief Executive Officer, F. H. Merelli, has no material relationship with us that would interfere with the exercise of independent judgment and, therefore, is independent under our Corporate Governance Guidelines, Code of Business Conduct and the listing standards of the NYSE. Our Audit, Compensation and Governance, and Nominating Committees are comprised entirely of independent directors.

Meetings and Executive Sessions of the Board of Directors and its Committees

During 2010, our Board of Directors held four meetings, an educational meeting and a strategy meeting. Our Board has Audit, Compensation and Governance, and Nominating Committees. During 2010, the Audit Committee met eight times and the Compensation and Governance Committee met eight times. The Nominating Committee met once in 2010. Each director attended at least 75 percent of the Board meetings and the meetings of each committee on which he served.

At each in-person meeting, the independent members of the Board and its Committees meet in executive session. The purpose of these executive sessions is to promote open and candid discussion among the independent directors. During 2010 the independent directors met four times in executive session, the independent members of the Audit Committee met in executive session four times, and the independent members of the Compensation and Governance Committee met in executive session six times.

Each year the directors select a lead director to preside over Board executive sessions. Michael Sullivan served as lead director until the December 8, 2010 Board meeting. During the December 8, 2010 executive session of the Board of Directors, the independent directors reviewed the lead director position and determined that the lead director should serve a one-year term, with the term expiring at the December meeting of the Board of Directors each year. The lead director may be reappointed by a vote of the independent directors for additional terms but will not serve more than three consecutive terms. At the December 8, 2010 executive session, the independent directors elected Harold R. Logan, Jr. as lead director.

Director Attendance at the Annual Meeting

The Board encourages all directors to attend the Annual Meeting, and all of our directors attended our 2010 Annual Meeting.

Board Committees

The Board of Directors has established three standing committees to assist in carrying out its duties: the Audit Committee, the Compensation and Governance Committee and the Nominating Committee. Each committee has adopted a charter that complies with the corporate governance rules adopted by the SEC and the NYSE listing standards.

Audit Committee

Members	Functions of Committee
Monroe W. Robertson, Chairman† Harold R. Logan, Jr.†	• Appoints independent auditors • Approves nature and scope of services of independent auditors and reviews range of fees for such services
Michael J. Sullivan	• Oversees Cimarex's internal audit function
• Reviews qualification and independence of auditors
†Financial Expert	• Monitors integrity of Cimarex's financial statements
• Monitors compliance with legal and regulatory requirements
• Oversees risk

The Audit Committee consists of three directors who meet the NYSE standards of independence and financial literacy. The chairman and one other member of the Committee qualify as a "financial expert" as defined by the SEC. No Audit Committee member serves on more than three audit committees of public companies, including Cimarex's Audit Committee. Cimarex maintains an internal audit department to provide management and the Audit Committee with ongoing assessments of Cimarex's system of internal controls.

Cimarex's independent auditor reports directly to the Audit Committee. The Audit Committee provides an open avenue of communication between the internal auditors, the independent auditor and the Board. Interested parties may contact the Audit Committee members by following the process outlined under Process for Communication with the Board in this Corporate Governance section.

 Compensation and Governance Committee

Members	Functions of Committee
L. Paul Teague, Chairman	Compensation Functions
Jerry Box	• Recommends CEO and executive officer cash
Hans Helmerich	compensation for approval by Board
David A. Hentschel	• Recommends director compensation for approval by Board
• Reviews and recommends to the Board for approval the Compensation Discussion and Analysis disclosure
• Determines amount and terms of equity awards
• Reviews and approves long-term incentive plans
• Reviews relationship of compensation to risk
Governance Functions
• Oversees evaluation of performance of the Board, its committees and the CEO
• Oversees corporate governance
• Develops plans for managerial succession

The Committee consists of four independent directors. All of the Committee members have extensive executive experience in administering compensation for oil and gas exploration and production companies.

Compensation Functions. The Committee establishes and administers our executive compensation program. The Committee approves equity awards and recommends for approval by the independent directors cash compensation to be paid or delivered to the CEO and the other executive officers named in the Summary Compensation Table in this proxy statement (referred to throughout this document as the "NEOs"). The outside directors (as defined by Code §162(m)) of the Committee approve performance standards for the plans.

The Committee utilizes the services of a compensation consultant for research and advice regarding the form and amount of executive and director compensation. Our Vice President of Human Resources also reviews and analyzes the compensation practices of peer group companies and presents this information to the Committee. The CEO communicates with the Committee regarding performance of the NEOs and makes recommendations regarding base salary, annual cash incentive awards and long-term equity incentive awards (see Compensation Discussion and Analysis).

The Committee's compensation consultant performs executive compensation services only at the request of the Committee and does not perform services for management. In 2010, the Committee engaged Longnecker & Associates as its compensation consultant.

Compensation and Governance Committee Interlocks and Insider Participation. Hans Helmerich, a member of the Committee, was an executive officer of Cimarex from February 14, 2002 until September 30, 2002. Cimarex was formed on February 14, 2002 as a wholly owned subsidiary of Helmerich & Payne, Inc. for the purpose of facilitating the spinoff by Helmerich & Payne of its oil and gas exploration and production business. Cimarex became a publicly traded company on September 30, 2002, at which time Mr. Helmerich resigned as an executive officer.

Governance Functions. The Committee develops and recommends to the Board corporate governance principles. The Committee oversees the process of annual performance evaluations for the Board and each committee, reviews and makes recommendations regarding Cimarex's Corporate Governance Guidelines and provides recommendations regarding director education programs.

 Nominating Committee

Members	Functions of Committee
Harold R. Logan, Jr., Chairman	• Determines desired board skills and attributes
Jerry Box Hans Helmerich David A. Hentschel	• Recommends candidates to serve on the Board and to stand for election at annual meeting of stockholders or to fill vacancy occurring between meetings
Monroe W. Robertson	• Recommends Committee appointments
Michael J. Sullivan L. Paul Teague	• Sole authority to retain and terminate any search firm to identify director candidates

The Nominating Committee is comprised of all independent directors. The Committee identifies and reviews the qualifications of candidates for Board membership and determines the desired qualifications, including judgment, skill, experiences with businesses and other organizations of comparable size, the interplay of the candidate's experiences with the experience of other directors and the extent to which the candidate would be a desirable addition to the Board and any of its committees. Our Nominating Committee charter specifically includes in the list of desirable attributes sought in our Board composition diversity of gender and ethnic background. In considering candidates for future openings on our Board, we expect to search for and consider candidates who meet the qualifications set out in the Nominating Committee charter.

Each director nominee is evaluated on individual merit, experience and potential to contribute to the effectiveness of the Board. Although all the current directors have extensive oil and gas experience, either as company executives or attorneys, their experience is with companies with widely different operating strategies. This diversity and depth of experience provides our Board with an important capacity to execute its duty of oversight and guidance.

The Committee will consider nominees recommended by stockholders. For the 2011 Annual Meeting, the Committee did not receive nominations from any stockholder prior to the deadline for stockholder nominations. Stockholders who wish to nominate persons for election as directors at the 2012 Annual Meeting must submit a timely written notice complying with Cimarex's Bylaws to Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, facsimile (303) 295-3494. To be timely, the stockholder's written notice must be received between February 9, 2012 and February 19, 2012. If the 2012 Annual Meeting is held more than 30 days before or after May 18, 2012, the written notice must be received no later than the close of business on the tenth day following the day on which the notice of the date of the 2012 Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs.

 Board Leadership Structure

As specified in our Bylaws, our Chief Executive Officer also serves as our Chairman of the Board. We also have a Lead Director, who is chosen annually from our independent directors. The functions of the Chairman of the Board and the lead director are set out below:

Duties and Responsibilities of Chairman of the Board	Duties and Responsibilities of Lead Director
Preside over Board meetings	Preside over executive sessions of the Board
Call special meetings of the Board	Act as Chairman of the Nominating Committee
Approve agenda for Board meetings	Serve as liaison between the Chairman of the Board and the other Board members
Preside over stockholder meetings	Serve as primary contact for communication by interested parties to the Board
Facilitate and participate in formal and informal communications with and among directors

The Board considers the combination of the roles of Chairman of the Board and Chief Executive Officer an efficient and effective way to conduct the Board's business. The Board also believes that the combined role of the Chairman of the Board and Chief Executive Officer, together with an independent lead director having the duties described above, serve the interests of our stockholders because this structure provides an appropriate balance between strategy development and independent oversight of management.

F. H. Merelli has served as Cimarex's Chief Executive Officer and Chairman of the Board since our inception in September 2002. He brings to the position of Chairman of the Board considerable knowledge and experience gained through his position as Chief Executive Officer. This knowledge and experience allows him to focus the activities of the Board on matters most relevant to the success of Cimarex.

Our board structure is designed to avoid any undue influence by the CEO on the Board. The Compensation and Governance Committee, which recommends the compensation of the CEO to the full Board and makes grants to the CEO under our long-term incentive program, is comprised entirely of independent directors. When the Board acts on the Compensation and Governance Committee's recommendation for compensation of the CEO, it acts without the CEO being present. The Board meets in executive session from time-to-time without the CEO present. During 2010, four executive sessions were held. During those sessions, the independent Board members are able to freely critique the performance of the CEO and Cimarex's other officers.

The substantial experience and background of our independent Board members ensure their active and knowledgeable involvement in Board matters. This involvement, and the presence and involvement of our lead director, provide the Board with a strong independent point of view.

Risk Oversight

The Board has overall responsibility for risk oversight. Management provides the Board with overviews of Cimarex's operations, financial results and other aspects of its business at quarterly meetings. Significant strategic considerations, such as material acquisitions or mergers, are brought to the Board for deliberation and, as appropriate, decisions.

As required by the NYSE, in addition to its specific responsibilities with respect to Cimarex's financial statements and reporting, the Audit Committee is involved in considering Cimarex's policies and guidelines that govern the process by which exposure to risk is assessed and managed. This responsibility has been delineated in the Audit Committee's charter that provides for the Audit Committee to discuss with management and report to the Board with respect to:

  •
  the processes Cimarex has taken to mitigate corporate risks;

  •
  the guidelines and processes pertaining to financial risk assessment;

  •
  the steps management has taken to measure, monitor and control such financial risk exposures; and

  •
  management's conclusion as to the effectiveness of the guidelines and processes utilized to mitigate such corporate and financial risks and exposures.

The Compensation and Governance Committee annually reviews the compensation policies and practices of Cimarex for its executive and non-executive employees to determine whether the policies and practices encourage excessive risk taking among the affected employees and reports its findings to the Board.

Board/Committee Evaluations

During 2010, the Board and each Committee participated in a self-assessment or evaluation of the effectiveness of the Board and its Committees.

Director Education

Cimarex encourages director participation in seminars and conferences and other opportunities for director education. In 2010, a majority of our directors attended an educational program that included presentations by an economist and director of commodity sales relating to the oil and gas market outlook and presentations by the director of the Mewbourne School of Petroleum and Geological Engineering of the University of Oklahoma. We subscribe to and make available to our Committee members various informational and educational newsletters.

Service on Boards of Other Public Companies

Cimarex does not prevent directors from simultaneously serving on other public company boards. Our Corporate Governance Guidelines recommend that (i) the CEO serve on the board of no more than three public companies, including Cimarex, and (ii) all other directors serve on the board of no more than five public companies, including Cimarex. All directors comply with this guideline.

Director and Management Stock Ownership

The Corporate Governance Guidelines provide that each independent director is expected to own Cimarex stock in an amount equal to three times his annual Board cash retainer, the CEO is expected to own stock in an amount equal to five times his annual base salary, and each executive officer who reports to the CEO is expected to own stock in an amount equal to three times his annual base salary. Restricted stock, restricted stock units, deferred compensation units and performance awards are counted in calculating ownership, but shares subject to options are not counted. All independent directors and executive officers comply with this guideline.

Corporate Governance Guidelines and Code of Ethics

The Corporate Governance Guidelines address matters such as qualifications of directors, standards for independence of directors, election of directors, responsibilities of directors, limitation of service on other public company boards, number and structure of Board committees, conduct and frequency of Board and committee meetings, Board evaluation, management succession, director access to management, counsel and advisors, and board orientation and education. The Board of Directors, both directly or through the Compensation and Governance Committee, reviews and revises as necessary the Corporate Governance Guidelines.

Cimarex has adopted a code of ethics known as the "Code of Business Conduct," that applies to all directors, officers and employees. The Code of Business Conduct is a guideline that promotes honest and ethical conduct, maintains a corporate climate in which integrity and dignity of each individual is valued, encourages compliance with laws and assures proper use of Cimarex's assets. Cimarex will post on its website all waivers of or amendments to its Code of Business Conduct that are required to be disclosed by applicable law and the NYSE listing standards. Currently, Cimarex does not have nor does it anticipate any waivers of or amendments to its Code of Business Conduct.

Web Access

Cimarex provides access through its website (www.cimarex.com) to the following information:

  •
  Audit, Compensation and Governance, and Nominating Committee charters

  •
  Corporate Governance Guidelines

  •
  Code of Business Conduct

  •
  Code of Ethics

  •
  Complaint and Reporting Procedures

  •
  Section 16 reports

  •
  Biographical information about our directors and executive officers

Process for Communication with the Board

Interested parties may communicate with our Board by mail directed to our Corporate Secretary or by calling our Confidential Hotline (1-866-519-1898). All communications will be forwarded to the lead director for his review. The lead director may take any action deemed appropriate or necessary, including retaining independent or outside counsel, accountants or other advisors. No adverse action will be taken against any individual making any such communication to the lead director.

DIRECTOR COMPENSATION

Overview

Our director compensation program is designed to attract and retain individuals who possess the desired board skills and attributes, taking into account all factors including, without limitation, judgment, skill, experiences with businesses and other organizations of comparable size, the interplay of the experiences with the experience of other directors, and diversity of gender and ethnic background. Director compensation is only paid to non-employee directors.

Our Compensation and Governance Committee ("Compensation Committee" or "Committee") administers our director compensation program. Director compensation is designed to be near the 50th percentile of that paid by comparable public oil and gas companies with similar market capitalization and revenue. We use the same group of companies in reviewing director compensation as we use in reviewing executive base salary and total compensation. See Resources and Other Considerations Used in the Compensation Decision Making Process – Peer Groups, 2010 Compensation Peer Group under Compensation Discussion and Analysis for a list of the companies and the methodology followed in selecting the companies.

Determination of Director Compensation

Our Committee is sensitive to the potential for a perceived conflict of interest in setting director compensation. To minimize the potential for a perceived conflict of interest, the Committee uses a compensation consultant to evaluate and recommend director compensation. In 2010, the Committee engaged Longnecker & Associates to review director compensation.

Within general guidelines provided by the Committee, the compensation consultant reviews director compensation each year and recommends appropriate changes. The review of director compensation is principally based on public information about comparison group compensation.

The Committee, after reviewing the consultant's recommendations with the CEO and Vice President of Human Resources, recommends director compensation for Board consideration and approval at the annual May board meeting. Director compensation is determined and paid for the 12-month period beginning with the date of Cimarex's Annual Meeting and ending on the following Annual Meeting date.

Director Compensation

To align the interest of stockholders and our directors, total annual director compensation consists of approximately two-thirds equity awards and one-third cash retainer. The following represents the annual retainer and fee structure set at the 2008 annual meeting.

Equity Retainer	$135,000
Annual Cash Retainer	$50,000
Committee Chair	$18,750
Attendance at Board Meeting	$1,800
Attendance at Committee Meeting	$1,500
Lead Director per Meeting Fee	$1,500

The equity retainer is in the form of restricted stock that vests over three years in one-third increments. Directors annually receive a number of shares of restricted stock based on a fixed cash value, currently $135,000. The number of shares is determined by dividing $135,000 by the average of the highest and lowest prices of Cimarex stock on the date of grant.

At its May 2010 meeting, the Committee's compensation consultant recommended that the per meeting Board fee be increased from $1,800 per meeting to $2,000 per meeting and that the Committee consider aligning the targeted percentile with the targeted 75th percentile for executive compensation. The Committee did not recommend any changes in director compensation.

We reimburse directors for reasonable transportation and accommodation expenses to attend Board and committee meetings. In lieu of reimbursement of travel expenses, some directors may occasionally travel to or from Board and Committee meetings on the Cimarex aircraft.

 2010 Director Compensation

The following table sets forth compensation paid in 2010 to all individuals who served as non-employee directors in 2010.

Name	Annual Cash Retainer and Meeting Fees(2)	Stock Awards(3)(4)	Total
Jerry Box	$72,800	$135,000	$207,800
Hans Helmerich	$72,800	$135,000	$207,800
David A. Hentschel	$72,800	$135,000	$207,800
Paul D. Holleman(1)	$69,500	$135,000	$204,500
Harold R. Logan, Jr.	$71,300	$135,000	$206,300
Monroe W. Robertson	$90,050	$135,000	$225,050
Michael J. Sullivan	$77,300	$135,000	$212,300
L. Paul Teague	$91,550	$135,000	$226,550
(1)
Mr. Holleman passed away in January 2011.

(2)
Represents fees earned for services as a director during 2010, including the annual cash retainer fee, Board and Committee meeting attendance fees, chairmanship fees and lead director fees.

(3)
Represents the grant date fair value of the 2,003 shares of restricted stock granted to each of the named directors on May 19, 2010, computed in accordance with FASB ASC Topic 718.

(4)
The following table discloses the aggregate number of stock awards and option awards outstanding at December 31, 2010.

Director	Stock Awards		Option Awards
Jerry Box	5,488		0
Hans Helmerich	13,695	(1)	10,000
David A. Hentschel	5,488		10,000
Paul D. Holleman(2)	5,488		0
Harold R. Logan, Jr.	4,857		0
Monroe W. Robertson	5,488		0
Michael J. Sullivan	5,489	(3)	10,000
L. Paul Teague	5,488		0
(1)
Mr. Helmerich's holdings include 8,838 deferred compensation units.

(2)
Mr. Holleman passed away in January 2011.

(3)
Mr. Sullivan's holdings include 632 deferred compensation units.

Deferred Compensation Plan for Non-Employee Directors

In May 2004, we adopted a deferred compensation plan for non-employee directors. The plan provides that a director may defer all or any portion of his compensation paid in cash or restricted stock for services as a director. In addition, a director may elect to defer accelerated vesting of restricted stock.

All deferred cash amounts earn interest through the date paid. The rate of interest earned for a calendar quarter is based on the average 10-year U.S. Treasury note rate for the immediately preceding calendar quarter, plus one percent. Cash dividends are paid on deferred compensation units.

Deferred compensation is distributed on the date specified by the director in his election. Upon a "change of control" within the meaning of Internal Revenue Code Section 409A, all account balances will be fully vested and paid in a single lump sum within 30 days. The definition of a change of control event is the same as the definition under the Cimarex 2002 Stock Incentive Plan. See Potential Payments upon Change in Control or Termination.

Acceleration of Vesting of Awards

The agreements granting stock and option awards to the directors provide for acceleration of vesting in the event of death, disability or a change of control event, as defined in the 2002 Stock Incentive Plan. The 2002 Stock Incentive Plan also grants the Compensation and Governance Committee the authority to accelerate the vesting or payment of an award.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our principal business objective is to profitably grow our proved reserves and production for the long-term benefit of our investors. The executive compensation program is designed to retain the experienced professionals that we need to attain our business objectives and to align their interests with our stockholders.

Executive Summary

Cimarex achieved outstanding financial results in 2010. The following represent 2010 financial highlights:

  •
  Realized record net income of $575 million, or $6.70 per share.

  •
  Grew production 29% to an all-time high of 596 million cubic feet equivalent per day.

  •
  Increased proved reserves 23% to 1.88 trillion cubic feet equivalent.

  •
  Added 560 billion cubic feet equivalent of proved reserves from extensions, discoveries and revisions replacing 258% of production.

  •
  Reduced debt $43 million, exiting the year with a debt to total capitalization ratio of 12%.

Compensation to our CEO and other NEOs reflected Cimarex's outstanding financial results.

Annual Cash Incentive Awards. As a result of Cimarex's strong 2010 financial performance, our CEO received the maximum 200% of his annualized base salary, and the cash incentive award pool for the other executive officers (including the other NEOs) represented the maximum 200% of the aggregate annualized base salaries of the executive officers participating in the pool.

Annual Long-Term Equity Incentive Awards. Cimarex's relative stock price performance over the past three years resulted in each executive earning 100% of the stock award granted in 2008. Cimarex's stock price performance is measured against each company in the Stock Performance Peer Group. The stock price performance of Cimarex stock is then ranked and its relative performance percentile is calculated. Cimarex ranked number 1 of the companies in the peer group.

Objectives of our Executive Compensation Program

Our program provides a competitive compensation package, promotes our pay-for-performance philosophy and aligns the interests of our executives and stockholders by:

  •
  Offering competitive compensation.  We pay a base salary and total compensation that are competitive to ensure we attract and retain highly qualified talent.

  •
  Rewarding company performance.  We align our annual cash incentive awards with company performance. Our program design does not include specified individual personal performance objectives.

  •
  Aligning the interests of our executives with those of our stockholders.  Our long-term equity incentive awards are designed to promote retention, encourage executive stock ownership and reward executives for above-average relative stock price performance.

Principal Elements of Executive Compensation

Our executive compensation program focuses on three principal pay elements:

  •
  Base salary

  •
  Annual cash incentive awards

  •
  Long-term equity incentive awards

We do not consider benefits under our 401(k) defined contribution plan, non-qualified supplemental savings plan, perquisites or post-termination benefits as principal elements of our executive compensation program. See Other Compensation and Potential Payments upon Change in Control or Termination for additional discussion regarding these benefits and why they are not considered a material part of executive compensation decisions. We do not specifically allocate a fixed portion of compensation between cash and equity-based compensation or between annual and long-term incentive compensation. We do not currently have a policy for recovery of performance-based compensation if we were required to restate our financial statements. The Committee annually reviews the elements of its executive compensation program to ensure that they continue to provide appropriate incentives to executives in Cimarex's economic environment.

How We Make Compensation Decisions

Philosophy

The Committee believes that executive interests should be aligned with stockholder interests; executive compensation should be structured to provide appropriate incentives and reasonable rewards for the contributions made and performance achieved; and a competitive compensation program is important to retain Cimarex's experienced, talented executives.

Design Principles

Cimarex's compensation programs are designed to adhere to the following principles:

  •
  a majority of total compensation should be in the form of equity compensation;

  •
  a meaningful portion of total compensation should be tied to achievement of goals and objectives related to Cimarex's financial and operating performance;

  •
  a significant component of performance-based compensation should relate to long-term relative performance measures that emphasize an increase in stockholder value over time;

  •
  executives should hold substantial equity ownership;

  •
  to encourage retention, a substantial portion of compensation should be forfeitable upon voluntary termination; and

  •
  executives should be encouraged to contribute as members of a team to Cimarex's overall success rather than to focus primarily on achieving specific individual objectives.

 Resources and Other Considerations Used in the Compensation Decision-Making Process

The Committee utilizes various resources in reviewing elements of executive compensation and making compensation decisions. The Committee develops the overall philosophy, objectives, structure and pay guidelines.

Compensation Consultant. The Committee uses the services of an outside consultant, Longnecker & Associates, for information and advice to ensure that program design and implementation are consistent with the overall philosophy and objectives of the compensation program. Longnecker & Associates does not perform services for management. During 2010, the Committee engaged Longnecker & Associates to provide the following services:

  •
  Review Cimarex's and peer companies' executive compensation programs including total direct compensation comprised of base salary, annual incentive and long-term incentive compensation, in order to assess the competitiveness of Cimarex's executive compensation and provide conclusions and recommendations.

  •
  Determine market competitive director compensation levels and develop recommendations and alternatives for consideration.

Benchmarking. We use comparative group information as a resource in reviewing and making annual base salary determinations and determining long-term equity incentive awards. We also use this data as a point of reference when reviewing total direct compensation. Generally, we target executive base salaries and long-term incentive awards at the 75th percentile when compared to executives holding similar positions with companies in our compensation peer group. We also use the 75th percentile as a point of reference in reviewing total compensation.

Peer Groups

Our base salary, long-term equity and total compensation peer group ("Compensation Peer Group") consists of companies in our industry with similar market capitalization and revenue. The market capitalization of these companies ranges from $2.1 billion to $14 billion (Cimarex's market capitalization is $9.5 billion). The revenue of these companies ranges from $586 million to $2.3 billion (Cimarex's 2010 revenue was $1.6 billion). The companies in the Compensation Peer Group are also similar in size and scope of operations. Each year the Committee, with the assistance of its compensation consultant, reviews the Compensation Peer Group. Our 2010 Compensation Peer Group was comprised of the following companies:

Compensation Peer Group

Cabot Oil & Gas Corp.	Pioneer Natural Resources Co.
Denbury Resources Inc.	Quicksilver Resources Corp.
EXCO Resources, Inc.	Range Resources Corp.
Forest Oil Corp.	Southwestern Energy Co.
Newfield Exploration Co.	SM Energy Company
Noble Energy, Inc.	Whiting Petroleum Corp.
Petrohawk Energy Corporation

We use a second comparison group to determine our relative stock price performance in determining the number of shares of performance awards to be awarded to our CEO and NEOs ("Stock Performance Peer Group"). The Stock Performance Peer Group is comprised of companies listed on the S&P 400 Oil and Gas Exploration index and the S&P 500 Oil and Gas Exploration index. Cimarex is one of the companies listed in the S&P 400 Oil and Gas Exploration index.

The companies included in the Stock Performance Peer Group at the time of granting the 2011 performance awards were:

Stock Performance Peer Group

S&P 400 Oil and Gas Exploration Index:	S&P 500 Oil and Gas Exploration Index:
Bill Barrett Corp.	Anadarko Petroleum Corp.
Comstock Resources Inc.	Apache Corp.
Forest Oil Corp.	Cabot Oil & Gas Corp.
Plains Exploration & Production Co.	Chesapeake Energy Corp.
Quicksilver Resources Corp.	Denbury Resources Inc.
SM Energy Company	Devon Energy Corp.
EOG Resources Inc.
EQT Corp.
Newfield Exploration Co.
Noble Energy Inc.
Pioneer Natural Resources Co.
QEP Resource, Inc.
Range Resources Corp.
Southwestern Energy Co.

These companies were selected as the Stock Performance Peer Group because they are representative of the full range of alternatives available to investors within the exploration and production business.

Total Compensation and Internal Pay Equity. Each time the Committee reviews an element of compensation, the Committee is provided with total compensation data. In addition, the Committee periodically reviews the relationship of the CEO's total compensation to that of the other NEOs.

The purpose of our internal pay equity guidelines is to ensure that the CEO's total compensation is not excessive relative to the other officers. Our internal pay equity guidelines provide that the CEO's base salary should not be more than three times the base salary of the next highest compensated NEO, and the CEO's cash incentive award should not be more than three times the cash incentive award of the next highest cash incentive award. Our Board must approve any deviation from these guidelines. For 2010, our CEO's base salary and annual cash incentive award were consistent with our internal pay equity guidelines.

Role of CEO and Other Executive Officers in Determining Executive Compensation. Our CEO plays a significant role in the executive compensation decision-making process. Because the CEO has close day-to-day association with the other NEOs and operation of Cimarex, the Committee considers the CEO's involvement essential. The CEO provides the Committee with an annual assessment of Cimarex's overall financial and operational performance. He evaluates individual NEO performance and recommends base salary adjustments, annual cash incentive awards and long-term equity incentive awards. The CEO considers subjective factors that may include scope of responsibility, contribution to company performance, technical competence, managerial skills, and advancement potential. The Committee has discretion to accept, reject or modify the CEO's recommendations. Our Vice President of Human Resources regularly provides survey and data analysis regarding executive compensation and assists the Committee with the design and implementation of our executive compensation program.

Other Considerations. In addition to the above resources, the Committee relies upon its collective judgment and considers length of service and subjective information including experience, consistent performance and available competitive alternatives for our executive officers.

Stock Ownership Guidelines. Our Corporate Governance Guidelines provide that our CEO is expected to maintain stock ownership of five times his base salary and that each other executive officer maintain stock ownership of three times his base salary. Our CEO and each executive officer exceed these guidelines.

Regulatory Requirements. Cimarex and the Committee carefully review and take into account current tax, accounting and securities regulations as they relate to the design of the executive compensation programs.

Section 162(m). Section 162(m) of the Code limits the amount of compensation that Cimarex may deduct on its federal income tax return for compensation paid to certain executive officers to no more than $1 million per year. This limitation does not apply to "qualified performance based" compensation as defined under the federal tax laws if the performance goals are approved by the stockholders and other requirements for deductibility are met.

The Committee attempts to preserve the deductibility of compensation paid to executive officers but does not limit executive compensation to amounts deductible under Section 162(m).

Section 409A. Section 409A of the Code provides that all amounts deferred under a non-qualified deferred compensation plan are currently included in gross income, to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. We have designed or amended our plans and programs with the intent to make them exempt from Section 409A or, if subject to Section 409A, to be in compliance with applicable regulations to properly allow deferral.

Elements of Total Executive Compensation

We believe that a majority of executive compensation should be performance-based, but we do not have a specific formula that dictates the overall weighting of each element as a part of total compensation. The Committee determines total compensation based on a review of competitive compensation data, consistency with our overall compensation philosophy and its judgment as a committee.

The table below identifies each element of direct compensation and the primary purpose for using each element. The level of each element of direct compensation is generally targeted at the 75th percentile of our industry peer group. When making decisions on each of these elements, the Committee takes into consideration the multiple factors discussed above in How We Make Compensation Decisions.

Compensation Element	Primary Purposes
Fixed Base Salary	• Provides a fixed level of income to compensate executives for their level of responsibility, relative expertise and experience

Variable/Performance-Based Performance Awards of Restricted Stock

•       Recognizes Cimarex's relative stock price performance compared to its industry peer group

•       Aligns the interests of executives with our stockholders by emphasizing stock price appreciation

•       Provides a forfeitable ownership stake to encourage executive retention

Annual Cash Incentive	• Rewards executives for achieving annual objectives aligned with value creation

The following is a discussion of each element and the specific actions taken by the Committee in 2010 related to each element. Each of these elements is reviewed on an annual basis, and may be reviewed upon the occurrence of a significant event or a change in market conditions. The same design principles and factors are applied in a consistent manner to all named executive officers. Material differences in the amount of compensation generally reflects the differences in the individual responsibility and experience of each officer and the differences in the amounts of compensation paid to officers in comparable positions in our industry peer group.

Base Salary

Our goal is to pay base salaries that are competitive with those paid for similar executive positions by other companies in our Compensation Peer Group. See Peer Groups above for a list of the companies in our Compensation Peer Group.

The Committee's consultant compiles comparative salary data for presentation to the Compensation Committee. In May of each year, the Committee recommends to the independent members of the Board for their approval base salary adjustments to be effective on June 1.

The Compensation Peer Group data is historical and is obtained from information in publicly-filed proxy statements and surveys. We analyze positions in companies in the Compensation Peer Group that have responsibilities similar to each of Cimarex's executive positions. We also use compensation rank order as part of the analysis. Because the data is about twelve months old at the time it is available, we also asked the consultant to adjust the data to estimate current compensation for the companies in the Compensation Peer Group.

While the comparison market data provides guidance in making decisions on base salary adjustments, the Committee does not set compensation based on market data alone. The Committee also considers the CEO's recommendations and a subjective evaluation of other data such as length of service, experience, consistent performance and available competitive alternatives for our executive officers.

In May 2010, the Committee's compensation consultant provided the Committee with a comparison of the CEO's and the other NEOs' base salary in comparison to the market (using companies in the Compensation Peer Group). Cimarex's base salary philosophy is to compensate its executives at the market 75th percentile. Based upon the compensation consultant's analysis and management's analysis of compensation surveys, the Committee concluded that the base salaries of the executives were at or near the 75th percentile, which aligns with the base salary philosophy to remain competitive with other companies in the Compensation Peer Group. The Committee's consultant recommended an overall 3.0 to 3.5% increase in base salary levels to remain consistent with the external market. The Committee concurred and approved a 3.5% increase in the base salary of the CEO and each of the other NEOs.

Name	Title	6/1/09 to 5/31/10 Base Salary	6/1/10 to 5/31/11 Base Salary
F. H. Merelli	CEO, Pres	$850,000	$880,000
Paul Korus	Sr. VP, CFO	$420,000	$434,700
Thomas E. Jorden	Ex. VP, Exploration	$468,000	$484,500
Joseph R. Albi	Ex. VP, Operations	$431,000	$446,100
Stephen P. Bell	Sr. VP, Bus. Dev./Land	$357,000	$369,500

Annual Cash Incentive Awards

The annual cash incentive awards paid to each of the named executive officers on March 3, 2011 for services performed in 2010 are shown in the table below and are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

Name	Cash Incentive Award	% of Base Salary
F. H. Merelli	$1,760,000	200%
Paul Korus	$865,500	199%
Thomas E. Jorden	$1,061,600	219%
Joseph R. Albi	$964,600	216%
Stephen P. Bell	$770,600	209%

In 2009, the Board, upon the Committee's recommendation, approved a more flexible awards program based upon an end-of-the-year assessment that would include industry conditions, relative stock performance compared to peer companies, cash flow, the competitive environment, reserve replacement, oil and gas production changes, cost control and management of expenses, personnel safety record and environmental and regulatory compliance. While the Committee determined not to use a formulaic calculation, the Committee elected to continue to (i) target the cash incentive awards at 100% of the CEO's base salary and 100% of the aggregate annualized base salaries of the other executives eligible for awards, (ii) limit the maximum amount of the CEO's cash incentive award to 200% of his year-end monthly base salary annualized and (iii) provide for no minimum award, i.e., the award can be zero. At the same meeting, the Committee increased the maximum amount of cash incentive awards from 150% to 200% of the aggregate year-end monthly base salaries annualized of the executives (other than the CEO) eligible for awards.

At its February 2011 meeting, the Committee reviewed the following information in its deliberation on the 2010 annual cash incentive awards:

  •
  Change in production

  •
  Change in reserves

  •
  Relative stock price performance for the 1-year and 3-year periods ending December 31, 2010

  •
  Property and lease acquisitions and property divestitures

  •
  Cash flow

  •
  Net income

  •
  Internal management systems that measure the results of exploration and production operations

  •
  Safety

  •
  Significant actions taken that positively impacted Cimarex's overall industry position

The following were primary factors that influenced the Committee's final award decisions:

  •
  Production grew 29% to an all-time high of 596 million cubic feet equivalent per day.

  •
  Proved reserves increased by 23% to 1.88 trillion cubic feet equivalent.

  •
  Proved reserves added through extensions, discoveries and revisions totaled 560 billion cubic feet replacing 258% of production.

  •
  Cimarex ranked number 2 when compared to its peers in the Stock Performance Peer Group for its latest one year and number 1 over three years.

  •
  Realized record net income of $575 million or $6.70 per share.

  •
  Cash flow of $1.19 billion compared to $658.5 million in 2009.

  •
  Expanded its core acreage position in western Oklahoma and in the Permian Basin.

  •
  Developed new geologic concepts that significantly expanded the company's future drilling inventory.

As a result of Cimarex's strong 2010 financial performance, the Committee awarded the maximum awards permitted under the cash incentive program. That is, the CEO was paid a cash incentive award equal to 200% of his year-end base salary, and the aggregate amount of the awards paid to the other executive officers (a group that includes the other NEOs as well as additional executive officers) was equal to 200% of the aggregate year-end base salaries of all executives participating in the cash incentive program (the "executive officer pool").

From the executive officer pool, the CEO, based upon his subjective determinations, recommended individual awards to each executive officer. As permitted under the cash incentive program, certain individual officers received in excess of 200% of their year-end base salary. The Committee concurred with the CEO's individual award recommendations. See the table above for individual CEO and NEO cash incentive awards.

Long-Term Equity Incentive Award Program

Description of Program – Cimarex grants to the CEO and the other NEOs annual performance awards of restricted stock. Since the inception of the long-term equity incentive program in 2006, Cimarex has taken a "team based" approach to long-term incentive awards made to its executives. Currently the executives are divided into three tiers, with the CEO in tier 1, the other NEOs in tier 2, and the remaining executives in tier 3. The tier 1 executive (the CEO) receives one-third of the total awards made to the CEO and the other NEOs; each tier 2 executive officer (the NEOs other than the CEO) receives one-half of the tier 1 award, and each tier 3 executive officer receives 80% of a tier 2 award.

Each award is subject to three-year time-of-service vesting. Subject to the continuous service requirement, the number of shares that vest is based on our relative stock price performance and ranges from 50% to 100% of the award. For the awards granted in January 2009, 2010 and 2011, the Stock Performance Peer Group consisted of companies in the S&P 400 and 500 Oil and Gas Exploration Indices. See Peer Groups above for a list of the companies in the Stock Performance Peer Group.

The Committee determines relative stock price performance by calculating the percentage difference between the average per share closing price for shares of Cimarex and each company in our Stock Performance Peer Group for the 30 trading days preceding the first day of the year of the grant and the 30 trading days preceding the last day of the year immediately preceding the third anniversary of the grant. The Committee ranks Cimarex and calculates its relative performance percentile. If our relative stock price performance is 25% or less, 50% of the award vests. For each relative stock price performance percentile increase above 25%, an additional 1% of the award vests. The following table presents an example of various performance percentiles and the percentage of the total award earned:

Performance Percentile	75% & above	60%	50%	40%	25% & less

Payout as % of Target	100%	85%	75%	65%	50%

The below example (based upon an actual award on January 2, 2008 of 30,000 shares of restricted stock, with a vesting date of January 2, 2011) illustrates the calculation of actual shares earned:

Total Award	Relative Stock Price Performance Ranking for the Performance Periods	Relative Performance Percentile(1)	Payout %	Actual Shares Earned	Timing of Payout
30,000 shares of restricted stock	1st	92%	100%	30,000	Paid after end of three-year vesting period
(1)
Calculated by subtracting Cimarex's absolute rank from the total number of companies in the Stock Performance Peer Group and dividing the result by the total number of companies in the Stock Performance Peer Group. In this example, there were 13 companies in the Peer Group.

2010 Awards – In September 2009, the Committee reviewed an analysis of the executive long-term equity incentive program prepared by Cimarex's Vice President of Human Resources. The analysis indicated that the value of the equity awards was less than the awards paid to executives with comparable positions at peer companies and was below the targeted 75th percentile and concluded that an increase in the awards was warranted. The Committee's independent compensation consultant concluded that management's recommendation for increased awards, based upon the value at the time of the analysis of the proposed increased awards, was reasonable. The Committee increased the CEO's 2010 annual performance awards from 60,000 shares to 100,000 shares and increased the 2010 annual awards to the other NEOs from 30,000 shares to 50,000 shares. The Committee elected to make no other changes to the long-term equity incentive program during 2010.

The following table represents the performance share awards granted through December 31, 2010 and the vesting of the awards that occurred on January 2, 2009, 2010 and 2011:

	Grant Date	No. of Shares Granted	Vesting Date	Total Vested(1)
CEO	1/2006	60,000	1/2009	40,800	(2)
	1/2007	60,000	1/2010	57,600	(3)
	1/2008	60,000	1/2011	60,000	(4)
	1/2009	60,000	1/2012	NA
	1/2010	100,000	1/2013	NA
Each NEO	1/2006	30,000	1/2009	20,400	(2)
	1/2007	30,000	1/2010	28,800	(3)
	1/2008	30,000	1/2011	30,000	(4)
	1/2009	30,000	1/2012	NA
	1/2010	50,000	1/2013	NA
(1)
A minimum of 50% of the award vests provided that the executive officer has been continuously employed by Cimarex for three years from the grant date.

(2)
The Compensation Committee certified the calculation of the number of unrestricted shares of stock to be released to the CEO and the NEOs. Cimarex's relative stock performance was 8th out of 14 companies in the Peer Group or the 43rd percentile, resulting in each executive receiving 68% of the award.

(3)
The Compensation Committee certified the calculation of the number of unrestricted shares of stock to be released to the CEO and the NEOs. Cimarex's relative stock performance was 4th out of 14 companies in the Peer Group or the 71st percentile, resulting in each executive receiving 96% of the award (all of the time-vested portion of the award and 92% of the performance-based portion of the award).

(4)
The Compensation Committee certified the calculation of the number of unrestricted shares of stock to be released to the CEO and the NEOs. Cimarex's relative stock performance was 1st out of 13 companies in the Peer Group or the 92nd percentile, resulting in each executive receiving 100% of the award (all of the time-vested portion of the award and 100% of the performance-based portion of the award).

2011 Awards. At its December 2010 meetings, the Committee conducted its annual review of the long-term equity incentive compensation program. The Committee requested that its compensation consultant provide a market analysis of long-term incentive practices of companies in the Compensation Peer Group. The consultant reported that Cimarex's use of relative stock price performance as the primary performance measure for vesting of performance-based stock awards is a prevalent and reasonable performance metric, and recommended that the Committee continue the use of that performance metric for the long-term incentive program.

The consultant recommended that the Committee begin using a "value-based" rather than a "share-based" award methodology for the purpose of determining the number of shares of time-vested and performance-based restricted stock awards to be granted to executive officers. By value-based, the consultant meant that the Committee should decide upon a target dollar pool for long-term awards to the NEO group and then grant shares of restricted stock with a value equal to that pool. The Committee agreed with this recommendation. The consultant was asked to analyze the value of long-term equity awards granted to NEOs of companies in the Compensation Peer Group in order that the Committee could decide upon an appropriate target pool value consistent with Cimarex's philosophy of targeting executive compensation at approximately the 75th percentile.

In preparing their report, the consultant gathered information from 2010 proxy statements of companies in the Compensation Peer Group. In addition, because that information was several months old, the consultants used information derived from other SEC filings and assumptions about expected increased awards in 2011 compared to 2010. The consultant reported that companies in the Compensation Peer Group whose expected long-term equity awards to NEOs placed them in the 75th percentile or higher could reasonably be anticipated to issue equity awards with values ranging from $18.4 million to $27.8 million (prior to any discount for performance shares pursuant to FASB ASC Topic 718). The consultant recommended the Committee determine a total target pool value for Cimarex's NEOs within this range and determine the number of shares to be granted based on a share price near the date of grant.

Based on the consultant's information, and on Cimarex' outstanding performance in 2010 and Cimarex's rank as the number one performer in relative stock price in the Stock Performance Peer Group for the three-year period ended December 31, 2010, the Committee determined to establish a total pool value of $24.7 million. Based on the consultant's information, this would place Cimarex in approximately the 90th percentile of its Compensation Peer Group for long-term equity grants to its NEOs.

The Committee determined that the number of shares to be awarded would be determined by dividing $24.7 million by Cimarex's average closing stock price over a period of 30 days preceding the grant date. This calculation resulted in an aggregate grant of 287,179 shares based on an average price of $86.03. The following table lists the shares granted to each of the NEOs. Half of the shares will vest on the third anniversary of the grant provided the recipient continued to be employed by Cimarex. Vesting of the remaining half will be based on Cimarex's relative stock price performance compared to that of companies in the Stock Performance Peer Group. Historically, Cimarex has granted one-third of the total shares to Mr. Merelli, the CEO, with the remaining two-thirds to be divided equally among the four other NEOs. The Committee decided to continue this practice based upon their intent to reinforce the team functioning of the executive group, a practice that the Committee has adhered to for a number of years.

Name	Title	Number of Shares Granted
F. H. Merelli	CEO, President	95,726
Paul Korus	Sr VP, CFO	47,863
Thomas E. Jorden	Ex VP, Exploration	47,863
Joseph R. Albi	Ex VP, Operations	47,863
Stephen P. Bell	Sr VP, Bus Dev/Land	47,863

2002 Restricted Stock Unit and Option Awards – In December 2002 shortly following our September 2002 reorganization as Cimarex Energy Co., we awarded the CEO and NEOs restricted stock units and stock options. These awards were issued to retain executives and promote stock ownership. The restricted stock units fully vested in December 2007 and were paid in shares of common stock on December 6, 2010. The options also fully vested in December 2007. The option award included the requirement that, if the CEO or any NEO elected to exercise vested options, he must hold until December 6, 2010, one-half of the shares remaining after delivering shares in payment of the exercise price and required tax withholding due upon exercise. This "hold" requirement expired on December 6, 2010.

Other Compensation

We do not consider the following compensation as material elements of our executive compensation program because (i) we provide limited perquisites and (ii) 401(k) benefits, supplemental savings plan benefits and termination benefits are also available to non-executive employees.

 Perquisites

We provide executive officers with limited perquisites. Perquisites that we do provide include a medical expense reimbursement program, athletic and dining club memberships and an estate- planning allowance. In 2010, the total cost of perquisites provided to our CEO and NEOs was $38,364.

Retirement Benefits

The CEO and other NEOs are eligible to participate in the Cimarex 401(k) defined contribution retirement plan. This plan is open to participation by all Cimarex employees who have or will have at least 1,000 hours of service. Under the plan, Cimarex matches dollar-for-dollar employee contributions to the plan up to 7% of the employee's cash compensation, subject to limits imposed by Internal Revenue Code. In December 2007 the Board elected to activate the profit-sharing contribution feature under the 401(k) Plan and to determine at each meeting following availability of fiscal year-end financial results the amount, if any, of the profit-sharing contribution.

At the Committee's February 2011 meeting, the Committee recommended and the Board authorized a profit-sharing contribution of 4% of the gross pay of eligible participants under the 401(k) Plan.

Supplemental Savings Plan

We also sponsor a Supplemental Savings Plan, a non-qualified deferred compensation plan that permits eligible participants, which includes the CEO and other NEOs, to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code limitations. See Compensation Tables, 2010 Nonqualified Deferred Compensation, for information about contributions to the Supplemental Savings Plan.

Each of the CEO and other NEOs are 100% vested in all matching contributions as a result of their having satisfied the service requirements. Contributions are invested in mutual funds available for investment under the Cimarex 401(k) Plan. The officer selects the funds for investment by providing advisory investment direction to Cimarex.

The Committee administers this plan and designates who may participate in the plan. Benefits under the plan are paid upon termination of employment in a cash lump sum or in annual installments over a period not longer than 15 years, as the participant elects. In the event of a change of control, each participant receives a cash lump sum payment of the amount allocated to his/her account as of the last day of the month immediately preceding the date of the change in control. A change of control under the Supplemental Savings Plan is the same as the definition of a "change of control event" in our 2002 Stock Incentive Plan. See Potential Payments upon Change in Control or Termination for a summary of the definition of a "change of control event."

Termination Benefits

Cimarex's Change in Control Severance Plan provides for the payment of severance benefits to all active employees in the event of a "change in control." In the event of a change in control, if an employee is terminated for any reason other than "cause" (as defined in the plan) within two years following a change in control, each employee would be entitled to cash severance payments of salary and cash incentive award, pro-rata portion of annual cash incentive bonus, continued medical, dental, disability and life insurance benefits for two years, and additional payments to pay any applicable excise tax imposed by Section 4999 of the Internal Revenue Code. See Potential Payments upon Change in Control or Termination for a more detailed description of these benefits.

REPORT OF COMPENSATION AND GOVERNANCE COMMITTEE

The Compensation and Governance Committee oversees Cimarex's executive and director compensation program on behalf of the Board of Directors. The Compensation and Governance Committee reviewed and discussed the Compensation Discussion and Analysis report included in this Proxy Statement with management. Based on its review and discussions, the Compensation and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND GOVERNANCE COMMITTEE L. Paul Teague, Chairman Jerry Box Hans Helmerich David A. Hentschel

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table describes 2010, 2009 and 2008 compensation of our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and the three other most highly compensated executive officers (the "Named Executive Officers" or "NEOs"). Only our CEO has an employment agreement. See Potential Payments Upon Change in Control or Termination for information about his employment agreement.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Comp.(2)	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp.(3)	Total
F.H. Merelli,	2010	$867,500	$–	$4,194,000	$–	$1,760,000	$–	$46,040	$6,867,540
Chairman, Chief	2009	$850,000	$–	$1,435,734	$–	$1,700,000	$–	$41,140	$4,026,874
Executive Officer, President (CEO)	2008	$815,000	$–	$1,684,020	$–	$297,000	$–	$65,773	$2,861,793

Paul Korus	2010	$428,575	$–	$2,097,000	$–	$865,500	$–	$45,617	$3,436,692
Sr Vice President,	2009	$420,000	$–	$717,867	$–	$630,000	$–	$49,522	$1,817,389
Chief Financial	2008	$401,250	$–	$842,010	$–	$147,000	$–	$47,310	$1,437,570
Officer, and Treasurer (CFO)

Thomas E. Jorden	2010	$477,625	$–	$2,097,000	$–	$1,061,600	$–	$56,392	$3,692,617
Ex Vice	2009	$468,000	$–	$717,867	$–	$936,000	$–	$40,933	$2,162,800
President – Exploration	2008	$442,584	$–	$842,010	$–	$163,800	$–	$52,229	$1,500,623

Joseph R. Albi	2010	$439,808	$–	$2,097,000	$–	$964,600	$–	$64,850	$3,566,258
Ex Vice	2009	$431,000	$–	$717,867	$–	$862,000	$–	$54,663	$2,065,530
President – Operations	2008	$407,667	$–	$842,010	$–	$150,850	$–	$53,434	$1,453,961

Stephen P. Bell	2010	$364,292	$–	$2,097,000	$–	$770,600	$–	$58,924	$3,290,816
Sr Vice President –	2009	$357,000	$–	$717,867	$–	$535,500	$–	$63,211	$1,673,578
Business Development and Land	2008	$337,417	$–	$842,010	$–	$124,950	$–	$60,999	$1,365,376
(1)
Represents the grant date fair value, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.

The following represents the potential intrinsic value of each award based upon the closing stock price on the date of grant ($55.17) times the total number of shares subject to the award:

Executive Officer	2010 Award	2009 Award	2008 Award
F. H. Merelli	$5,517,000	$1,729,800	$2,590,800
Paul Korus	$2,758,500	$864,900	$1,295,400
Thomas E. Jorden	$2,758,500	$864,900	$1,295,400
Joseph R. Albi	$2,758,500	$864,900	$1,295,400
Stephen P. Bell	$2,758,500	$864,900	$1,295,400
(2)
Amount reported for the year earned.

(3)
The following describes the components of other items of compensation, including any perquisite in excess of $10,000.

Executive Officer	Unused Vacation	Company Contributions to Retirement Plans	Life Insurance Premiums	Total Other Compensation
F. H. Merelli, CEO
2010	$–	$42,800	$3,240	$46,040
2009	$–	$37,900	$3,240	$41,140
2008	$–	$63,613	$2,160	$65,773

Paul Korus
2010	$–	$42,800	$2,817	$45,617
2009	$8,900	$37,900	$2,722	$49,522
2008	$–	$45,150	$2,160	$47,310

Thomas E. Jorden
2010	$–	$42,800	$3,140	$56,392	(a)
2009	$–	$37,900	$3,033	$40,933
2008	$–	$50,069	$2,160	$52,229

Joseph R. Albi
2010	$5,180	$42,800	$2,891	$64,850	(a)
2009	$–	$37,900	$2,793	$54,663
2008	$4,341	$31,558	$2,160	$53,434

Stephen P. Bell
2010	$13,730	$42,800	$2,394	$58,924
2009	$22,998	$37,900	$2,313	$63,211
2008	$17,300	$41,539	$2,160	$60,999
(a)
Mr. Albi's total other compensation includes medical reimbursements ($13,139) and reserved parking ($840) for total perquisites of $13,979. Mr. Jorden's total other compensation includes medical reimbursements ($9,612) and reserved parking ($840) for total perquisites of $10,452. No other executive officer's perquisites exceeded $10,000.

 2010 GRANTS OF PLAN-BASED AWARDS

Non-Equity Incentive Plan

Our annual cash incentive awards were made from a company performance-based pool. The entire pool is at risk and there is no threshold. The CEO's pool target is 100% of his year-end annualized salary, and his pool is limited to 200% of his salary. Our plan does not provide for individual targets for other executive officers, including the NEOs. Rather our plan provides for a pool target of 100% of combined year-end annualized base salaries of all participants in the pool. The aggregate maximum awards to all participants, including the NEOs, may not exceed 200% of total combined year-end annualized base salaries. See the description of the our annual cash incentive award plan in Compensation Discussion and Analysis, under Elements of Total Executive Compensation, Annual Cash Incentive Awards.

The following table is presented in accordance with SEC rules. However, the information required by the table is not consistent with the design of our annual cash incentive plan because, except for the CEO, our plan does not provide for individual targets or individual maximum awards. Despite these limitations, the table sets forth target and maximum amounts for the NEOs as if they were determined on an individual basis instead of on a pool-based approach.

The amounts listed in the Target column represent 100% of the year-end monthly base salary annualized. The amounts listed in the Maximum column represent 200% of the year-end monthly salary annualized.

	Estimated Future Payouts Under Non-Equity Incentive Plan
Name	Threshhold	Target	Maximum	Actual Award Paid in March 2011
F. H. Merelli, CEO	$0	$880,000	$1,760,000	$1,760,000
Paul Korus	$0	$434,700	$869,400	$865,500
Thomas E. Jorden	$0	$484,500	$969,000	$1,061,600
Joseph R. Albi	$0	$446,100	$892,200	$964,600
Stephen P. Bell	$0	$369,500	$739,000	$770,600

 Equity Incentive Plan Awards

The following table provides information regarding the annual awards of restricted stock made to the CEO and other NEOs in 2010. See Compensation Discussion and Analysis, Elements of Total Executive Compensation, Long-Term Equity Incentive Award Program for more information about these awards.

			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Award Grant Date	Comp Comm. Action Date	Threshold(1)	Target(2)	Maximum	Grant Date Fair Value of Stock Perf. Awards(3)
F.H. Merelli, CEO	1/4/10	12/11/09	50,000	100,000	100,000	$4,194,000
Paul Korus	1/4/10	12/11/09	25,000	50,000	50,000	$2,097,000
Thomas E. Jorden	1/4/10	12/11/09	25,000	50,000	50,000	$2,097,000
Joseph R. Albi	1/4/10	12/11/09	25,000	50,000	50,000	$2,097,000
Stephen P. Bell	1/4/10	12/11/09	25,000	50,000	50,000	$2,097,000
(1)
Represents one-half of the total potential award that vests on the third anniversary of the award, subject to continued service.

(2)
The terms of the performance awards do not specify a targeted number of shares. The number of shares that vest depends on Cimarex's stock price performance relative to its peers and is not computed until the third anniversary of the award. See Long-Term Equity Incentive Award Program for the method of computing the number of shares that vest. The actual number of shares that vest is not determinable until January 4, 2013 (the third anniversary of the award). The shares disclosed in this column represent the shares the executive would have been entitled to (based upon December 2010 stock prices), had the award vested on January 4, 2011. Ordinary cash dividends are paid on the target number of shares during the vesting period.

(3)
Represents the grant date fair value based on the probable outcome of the performance conditions, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.

The following table provides information about all outstanding options and unvested stock awards held by the CEO and each NEO as of December 31, 2010:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

						STOCK AWARDS
	OPTION AWARDS
	Number of Securities Underlying Unexercised Options					Equity Incentive Plan Awards That Have Not Vested
Name	Exercisable		Unexercisable	Option Exercise Price	Option Expiration Date	No. of Shares		Market Value of Unearned Shares(1)

F.H. Merelli, CEO	422,400	(2)	0	$16.65	12/06/2012	220,000	(3)	$19,476,600

Paul Korus	0		0			110,000	(4)	$9,738,300

Thomas Jorden	0		0			110,000	(4)	$9,738,300

Joseph Albi	0		0			110,000	(4)	$9,738,300

Stephen Bell	0		0			110,000	(4)	$9,738,300

(1)
The amount in this column reflects the closing market price of the stock as of December 31, 2010 ($88.53) times the number of shares reported in the previous column.

(2)
This option fully vested on December 6, 2007.

(3)
60,000 shares vested on January 2, 2011; 60,000 shares could vest on January 2, 2012; and 100,000 shares could vest on January 4, 2013.

(4)
30,000 shares vested on January 2, 2011; 30,000 shares could vest on January 2, 2012; and 50,000 shares could vest on January 4, 2013.

The following table provides information about the stock options exercised by our CEO and NEOs during 2010:

2010 OPTION EXERCISES AND RESTRICTED STOCK VESTED

	2010 OPTION EXERCISES		2010 STOCK VESTING

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

F. H. Merelli, CEO	125,000	$6,329,688	268,800	$21,524,736
Paul Korus	–	$–	74,300	$5,515,338
Thomas E. Jorden	–	$–	74,300	$5,515,338
Joseph R. Albi	20,000	$1,001,681	74,300	$5,515,338
Stephen P. Bell	–	$–	74,300	$5,515,338

The following table provides information on the Supplemental Savings Plan contributions and earnings for our NEOs in each of the last three fiscal years. Participants may defer a maximum of 50% of total annual cash compensation, provided, however, that the amount deferred may not exceed the dollar limitation on elective deferrals under the Internal Revenue Code section 402(g) in effect on January 1 of the calendar year of deferral (2010 limitation was $16,500). In 2010, Cimarex matched 100% of the participants' contributions up to 7% of the participant's total annual cash compensation.

2010 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

F. H. Merelli, CEO
2010	$16,500	$16,500	$60,569	$–	$622,681	(3)
2009	$16,500	$16,500	$96,467	$–	$529,351
2008	$48,113	$48,113	$(100,300)	$–	$400,122

Paul Korus
2010	$16,500	$16,500	$22,500	$–	$273,333	(3)
2009	$26,790	$16,500	$35,366	$–	$218,072
2008	$39,681	$29,650	$(21,195)	$–	$139,655

Thomas E. Jorden
2010	$16,500	$16,500	$292	$–	$478,420	(3)
2009	$32,880	$16,500	$2,179	$–	$445,367
2008	$64,744	$34,569	$9,221	$–	$394,047

Joseph R. Albi
2010	$16,500	$16,500	$28,241	$–	$216,724	(3)
2009	$24,043	$16,500	$29,789	$–	$155,723
2008	$16,058	$16,058	$(29,209)	$–	$85,631

Stephen P. Bell
2010	$16,500	$16,500	$5,742	$–	$350,247	(3)
2009	$22,748	$16,500	$7,583	$–	$311,745
2008	$27,087	$26,039	$6,374	$–	$265,154

(1)
The amounts included in this column are also included in the Salary column in the Summary Compensation Table.

(2)
The amounts reported in this column are included in the All Other Compensation column and footnote 3 thereto in the Summary Compensation Table.

(3)
The following table sets forth amounts included in the aggregate balance at December 31, 2010 that were reported as compensation to the named executive officer in the Summary Compensation Table for previous years.

Named Executive Officer	Amount of Previously Reported Compensation
F. H. Merelli	$452,852
Paul Korus	$405,535
Thomas E. Jorden	$406,650
Joseph R. Albi	$199,597
Stephen P. Bell	$276,218

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR TERMINATION

We do not consider post-termination benefits as a material element of executive compensation because, except for our CEO, NEO post-termination benefits are the same benefits available to all full-time employees. Post-termination benefits are not included in the Committee's analysis of total compensation.

We are obligated to make certain payments to our CEO and NEOs or to accelerate the vesting of their equity awards upon a change in control, death, disability or termination of employment pursuant to the following plans and agreements:

  •
  change in control severance plan that covers all full-time employees, including the NEOs

  •
  2002 Stock Incentive Plan

  •
  employment agreement with Mr. Merelli

  •
  change in control provisions for the benefit of Messrs. Albi, Bell, Jorden and Korus, as assumed by Cimarex

  •
  Supplemental Savings Plan

We currently do not pay severance benefits or accelerate equity awards upon the retirement of the CEO or other NEOs. Individual performance assessments, compensation arising from our annual compensation program (except to the extent provided in the contractual arrangements described above) and overall wealth accumulation are not factors that affect post-termination benefits.

The following tables provide the estimated compensation and present value of benefits potentially payable to the CEO and each other NEO upon a change in control of Cimarex or termination of employment. The amounts shown assume that the termination or change in control occurred on December 31, 2010. The actual amounts to be paid can only be determined at the time of the executive's actual separation from Cimarex or the occurrence of a change in control. Actual payments may be more or less than the amounts described below. In addition, the company may enter into new arrangements or modify these arrangements, from time to time.

Please see the narrative following the tables below for a discussion of the agreements providing for the payments required upon termination or a change in control.

Potential Payments upon Change in Control

Cimarex is obligated under certain agreements to pay benefits upon a "change in control" event. Cimarex's definition of "change in control" as used in its 2002 Stock Incentive Plan, its Change in Control Severance Plan and the change in control provisions that survived certain expired employment agreements with each NEO is the same. In summary, a "change-in-control" event means any of the following:

  •
  Acquisition of 30% or more of the shares of our outstanding common stock or the combined voting power of voting securities of Cimarex by an individual or group.

  •
  During any period of twelve months, members of our Board of Directors cease to constitute a majority of the directors.

  •
  A reorganization, share exchange or merger unless (i) the stockholders prior to the reorganization or merger continue to own more than 40% of the outstanding common stock and combined voting power of the resulting corporation following the reorganization or merger; and (ii) at least a majority of the members of the Board of the corporation resulting from the merger or reorganization were members of the Board at the time of executing the agreement to reorganize or merge.

  •
  The complete liquidation or dissolution of Cimarex or the sale of all or substantially all of its assets.

The following describes potential payments to the CEO and NEOs in the event of a change-in-control event coupled with termination of employment without cause:

Change in Control – Termination without Cause

Name	Annual Average Cash Compensation(1)	Cash Incentive(2)	Restricted Stock and Stock Units(3)	Options	Employee Benefits(4)	280G Tax Gross Up(5)	Total Benefits
F. H. Merelli, CEO	$5,177,500	$1,760,000	$19,476,600	$–	$540,527	$–	$26,929,627
Paul Korus	$2,344,075	$857,150	$9,738,300	$–	$243,031	$3,517,883	$16,700,439
Thomas E. Jorden	$2,943,225	$955,250	$9,738,300	$–	$469,792	$3,692,066	$17,798,633
Joseph R. Albi	$2,697,408	$879,617	$9,738,300	$–	$174,324	$3,511,838	$17,001,486
Stephen P. Bell	$2,027,392	$728,583	$9,738,300	$–	$321,863	$3,330,545	$16,146,684
(1)
Amount represents two times the annual average compensation (salary and cash incentive bonus) paid to the executive for 2009 and 2010, as provided in the Change in Control Severance Plan.

(2)
Amount represents the average incentive bonus as provided in the Change in Control Severance Plan.

(3)
Amounts for acceleration of restricted stock and stock units were computed based upon the closing price of Cimarex's common stock as of December 31, 2010 of $88.53 per share.

(4)
Amounts represent estimated payments under the Supplemental Savings Plan and the estimated value of continued medical, dental, disability and life insurance benefits for two years.

(5)
The gross-up for the excise tax is with respect to the cash severance payment, the cash incentive and the restricted stock that becomes vested upon a change in control, and employee benefits, all assuming a change in control occurred on December 31, 2010. The 20% excise tax is triggered only if the present value of the listed benefits is equal to or greater than three times the average of the prior five years W-2 pay. Accordingly, the amounts are shown only for the named executive officers whose benefits trigger the 20% excise tax. To determine the appropriate gross-up for excise tax, the following tax rates were used: 35% federal, 4.6% state, 20% excise and 1.45% Medicare. Mr. Merelli's payments would not trigger a gross-up for excise tax.

The following is a summary of those agreements that provide for payment to the CEO and the NEOs in the event of a change-in-control event coupled with termination of employment without cause:

Change in Control Severance Plan

Our Change in Control Severance Plan provides for the payment of severance benefits to all active employees in the event of a "change in control." In the event of a change in control, if an employee is terminated for any reason other than "cause" (as defined in the plan) within two years following a change in control, each employee would be entitled to:

  •
  Cash severance payments of up to two years' salary and cash incentive award.

  •
  A pro rata portion of the annual cash incentive bonus award otherwise payable for the year of termination.

  •
  Continued medical, dental, disability and life insurance benefits for two years.

  •
  Additional payments to pay any applicable excise tax imposed by Section 4999 of the Internal Revenue Code and related income taxes, interest and penalties.

Assumed Change-in-Control Employment Provisions for Messrs. Albi, Bell, Jorden and Korus

We assumed the change-in-control provisions from the now expired employment agreements between each of Messrs. Albi, Bell, Jorden and Korus and a predecessor company. Each agreement provides that if the executive is terminated without cause following a change-in-control event (as defined in the agreement), the executive is entitled to a lump-sum payment equal to two times the executive's base salary at the time of the change in control. Benefits payable under these agreements are forfeited if the NEO receives benefits under any other change-in-control plan, including the Cimarex Energy Co. Change in Control Severance Plan.

As a practical matter, the "change-in-control" benefits assumed under the employment agreements only benefit these executives if the Change in Control Severance Plan described above has been terminated. The Change in Control Severance Plan provides for greater benefits payable upon the occurrence of a change-in-control event.

Change in Control – No Termination

The following describes potential payments to the CEO and NEOs in the event of a change-in-control event without employment termination:

Name	Restricted Stock and Stock Units(1)	Options	280G Tax Gross Up(2)	Total Benefits
F. H. Merelli, CEO	$19,476,600	$–	$–	$19,476,600
Paul Korus	$9,738,300	$–	$2,348,754	$12,087,054
Thomas E. Jorden	$9,738,300	$–	$2,209,287	$11,947,587
Joseph R. Albi	$9,738,300	$–	$2,238,468	$11,976,768
Stephen P. Bell	$9,738,300	$–	$2,285,794	$12,024,094
(1)
Amounts for acceleration of restricted stock and stock units were computed based upon the closing price of Cimarex's common stock as of December 31, 2010 of $96.37 per share.

(2)
The gross-up for the excise tax is with respect to the cash severance payment, the cash incentive and the restricted stock that becomes vested upon a change in control, and employee benefits, all assuming a change in control occurred on December 31, 2010. The 20% excise tax is triggered only if the present value of the listed benefits is equal to or greater than three times the average of the prior five years W-2 pay. Accordingly, the amounts are shown only for the named executive officers whose benefits trigger the 20% excise tax. To determine the appropriate gross-up for excise tax, the following tax rates were used: 35% federal, 4.6% state, 20% excise and 1.45% Medicare. Mr. Merelli's payments would not trigger a gross-up for excise tax.

The Committee has the authority to accelerate vesting of any award made under our 2002 Stock Incentive Plan. The Committee has authorized acceleration of vesting in the event of a change in control in all equity award agreements.

Potential Payments upon Termination – No Change in Control

Potential Payments upon Death or Disability

Name	Severance(1)	Cash Incentive(1)	Restricted Stock and Stock Unit(2)	Options	Employee Benefits(3)	Total Benefits
F. H. Merelli, CEO	$1,760,000	$1,760,000	$19,476,600	$–	$529,351	$23,525,951
Paul Korus	$–	$–	$9,738,300	$–	$218,072	$9,956,372
Thomas E. Jorden	$–	$–	$9,738,300	$–	$445,367	$10,183,667
Joseph R. Albi	$–	$–	$9,738,300	$–	$155,723	$9,894,023
Stephen P. Bell	$–	$–	$9,738,300	$–	$311,745	$10,050,045
(1)
Mr. Merelli's employment agreement provides for continuation of base salary for 24 months (reduced by long-term disability benefits, if applicable) and the maximum incentive compensation payable under Cimarex's cash incentive award plan if he is terminated without cause or because of death or disability. "Without cause" includes resignation by Mr. Merelli upon a change in his place in employment from Denver, Colorado, without his consent. The amounts displayed represent 24 months of Mr. Merelli's base salary at December 31, 2010, and the maximum cash incentive award that could have been earned by Mr. Merelli for 2010 services.

(2)
Amounts for acceleration of restricted stock and stock units were computed based upon the closing price of Cimarex's common stock as of December 31, 2010 of $88.53 per share.

(3)
Amounts represent estimated value of benefits payable under the Supplemental Savings Plan.

The Committee has authorized acceleration of vesting of all equity awards in the event of death or disability. Benefits under the Supplemental Savings Plan are paid upon death or disability.

Potential Payments upon Termination Without Cause

Name	Severance(1)	Cash Incentive(1)	Employee Benefits(2)	Total Benefits
F. H. Merelli, CEO	$1,760,000	$1,760,000	$529,351	$4,049,351
Paul Korus	$–	$–	$218,072	$218,072
Thomas E. Jorden	$–	$–	$445,367	$445,367
Joseph R. Albi	$–	$–	$155,723	$155,723
Stephen P. Bell	$–	$–	$311,745	$311,745
(1)
Mr. Merelli's employment agreement provides for continuation of base salary for 24 months (reduced by long-term disability benefits, if applicable) and the maximum incentive compensation payable under Cimarex's cash incentive award plan if he is terminated without cause or because of death or disability. "Without cause" includes resignation by Mr. Merelli upon a change in his place in employment from Denver, Colorado, without his consent. The amounts displayed represent 24 months of Mr. Merelli's base salary at December 31, 2010, and the maximum cash incentive award that could have been earned by Mr. Merelli for 2010 services.

(2)
Amounts represent estimated value of benefits payable under the Supplemental Savings Plan.

In September 2002 we assumed Mr. Merelli's employment agreement from a predecessor company. His agreement is for an indefinite term. The agreement provides that if Mr. Merelli's employment is terminated because of (i) death or disability or (ii) without cause, he is entitled to continuation of his base salary for 24 months (reduced by long-term disability benefits, if applicable) and the maximum incentive compensation payable under Cimarex's cash incentive award plan. "Without cause" includes a resignation by Mr. Merelli upon a change in his place of employment from Denver, Colorado without his consent. Mr. Merelli agreed not to reveal any trade secret or confidence and to surrender all information containing trade secrets or confidences. The confidentiality requirements of his employment agreement survive for three years following termination of employment.

Benefits under the Supplemental Savings Plan are payable to each NEO upon termination of employment.

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

Cimarex has one class of voting securities outstanding. On March 15, 2011, there were 85,532,997 shares of common stock outstanding, with each share entitled to one vote.

Beneficial Ownership by Executive Officers and Directors

The following table shows, as of March 15, 2011, the number of shares of common stock "beneficially owned," as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, by the Named Officers, the directors, and all executive officers and directors, as a group:

Name of Beneficial Owner	Shares Owned(1)		Option Shares(2)	Beneficial Ownership Total		Percent of Class
Named Officers
F.H. Merelli (also director)	786,419		422,400	1,208,819		1%
Joseph R. Albi	198,048		0	198,048		<1%
Stephen P. Bell	200,000		0	200,000		<1%
Thomas E. Jorden	219,695		0	219,695		<1%
Paul Korus	202,490		0	202,490		<1%
Directors
Jerry Box	10,488		0	10,488		<1%
Hans Helmerich	73,885	(3)	10,000	83,885	(3)	<1%
David A. Hentschel	24,100		0	24,100		<1%
Paul D. Holleman	17,762		0	17,762		<1%
Harold R. Logan, Jr.	5,695		0	5,695		<1%
Monroe W. Robertson	14,677		0	14,677		<1%
Michael J. Sullivan	14,242		10,000	24,242		<1%
L. Paul Teague	59,826		0	59,826		<1%
All executive officers and directors as a group (17 persons)	2,153,873		442,400	2,596,273		3%
(1)
Includes restricted stock, direct and indirect ownership of common stock and equivalent shares of common stock held by the trustee for the benefit of the named individual in the Cimarex Energy Co. 401(k) Plan. Does not include deferred compensation units held by some directors.

(2)
Shares of common stock that could be purchased by the exercise of vested stock options within the 60-day period following March 15, 2011 under the Cimarex Energy Co. 2002 Stock Incentive Plan.

(3)
Includes 11,450 shares owned by Mr. Helmerich's wife. Mr. Helmerich disclaims beneficial ownership of the shares held by his wife.

Beneficial Owners of More than Five Percent

Each of the following stockholders beneficially owns five percent or more of our outstanding shares of common stock. The following table provides information regarding their stock ownership and is based on their filings with the SEC.

	Voting Authority		Dispositive Authority		Total Amount of Beneficial Ownership
						Percent of Class
Name and Address	Sole	Shared	Sole	Shared
BlackRock Inc. 40 East 52nd Street New York, NY 10022	6,295,850	0	6,295,850	0	6,295,850	7.4%
Capitol World Investors 333 South Hope Street Los Angeles, CA 90071	4,540,000	0	4,540,000	0	4,540,000	5.4%

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Policy for Approval of Audit, Audit-Related and Tax Services

The Audit Committee annually reviews and pre-approves certain categories of audit, audit-related and tax services to be performed by our independent auditor, subject to a specified range of fees. The Audit Committee may also pre-approve specific services. Certain non-audit services as specified by the SEC may not be performed by our independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. The services described below and the related fees were pre-approved by the Audit Committee in 2009 and 2010.

Fees

The following table sets forth the aggregate fees and costs paid to KPMG during the last two fiscal years for professional services rendered to Cimarex:

	Years Ended December 31,
	2010		2009
Audit Fees	$935,000		$910,000
Audit-Related Fees	$5,100	(1)	$32,000	(1)
Tax Fees	$239,132	(2)	$248,510	(2)
All Other Fees	$0		$0
(1)
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings, e.g. comfort letters and consents, and assistance in responding to SEC comment letters.

(2)
Includes review of federal and state tax returns and compliance issues.

Report of Audit Committee

The Audit Committee on behalf of the Board of Directors oversees (i) the quality of the Company's financial reporting; (ii) the independent auditor's qualifications and independence; and (iii) the performance of the Company's internal auditors and independent auditor. In so doing, it is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditor and the management of the Company. All members of the Audit Committee meet the independence, experience and financial literacy requirements of the New York Stock Exchange, the Sarbanes Oxley Act and any rules or regulations promulgated by the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.cimarex.com.

Management is responsible for the Company's financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes and uses internal audit to assist with these responsibilities.

The Audit Committee reviewed Cimarex's audited financial statements as of and for the year ended December 31, 2010 and met with both management and KPMG, Cimarex's independent registered public accounting firm, to discuss those financial statements and the effectiveness of Cimarex's internal control over financial reporting. In addition, we have received from KPMG the communication required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with KPMG their independence from Cimarex and its management. The Audit Committee also discussed with KPMG any matters required by Statement on Auditing Standards No. 114.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Cimarex's audited financial statements be included in Cimarex's Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

THE AUDIT COMMITTEE Monroe W. Robertson, Chairman Harold R. Logan, Jr. Michael J. Sullivan

OTHER MATTERS

Transactions with Related Persons

The Compensation and Governance Committee charter provides that the Committee will annually review, report and make recommendations to the Board regarding related party transactions required to be disclosed pursuant to SEC regulations for potential conflict of interest situations and any relationships that may adversely affect the independent judgment of a director. Our Code of Business Conduct also provides that the Board will review potential conflicts of interest and determine independence of board members. See Corporate Governance, Independence of Board Members.

Hans Helmerich, a director of Cimarex, is the president, chief executive officer, a director and less than 2% stockholder of Helmerich & Payne, Inc. During Helmerich & Payne's fiscal year ended September 30, 2010, we contracted with Helmerich & Payne for drilling rigs and services in arms' length transactions and as part of our ordinary course of business in the same manner as we obtain services from other companies that provide similar services. From October 1, 2009 through September 30, 2010, we paid Helmerich & Payne, Inc. $21,525,577 for drilling rigs and services, which represented less than 2% of Helmerich & Payne, Inc.'s gross revenues. The Board of Directors is not involved in the selection and award of contract drilling services. Our Board by resolution concluded that (i) the transactions with Helmerich & Payne, Inc. are proper and are not material when compared to our total drilling costs, (ii) Mr. Helmerich does not have a material interest in the transactions and

(iii) his relationship with Helmerich & Payne, Inc. does not interfere with his independent business judgment while serving on our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC. Based on a review of such reports, and on written representations from our reporting persons, we believe that all reports were timely filed in 2010, except that a Form 5 was filed in February 2011 on behalf of Mr. Sullivan, a director, to report the sale in June 2010 of 1,300 shares of Cimarex common stock.

Complaint and Reporting Procedures

We have established complaint and reporting procedures that are posted on our website at www.cimarex.com. Any person, whether or not an employee, who has a concern about the conduct of Cimarex or any of our people, including accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern by calling our confidential hotline, 1-866-519-1898. Any interested party, whether or not an employee, who wishes to communicate directly with non-management directors may call the confidential hotline. The hotline is available 24 hours a day, seven days a week and is completely confidential. Comments will be typed verbatim and will be delivered to a representative with authority to investigate the concern.

Householding

The SEC's rules permit companies and intermediaries (such as brokers) to implement a delivery procedure known as "householding." Under this procedure, multiple Cimarex stockholders who reside at the same address may receive a single set of proxy materials, unless one or more of the stockholders has provided contrary instructions. This procedure reduces printing costs and postage fees, and saves natural resources.

If you hold your shares in "street name" (your shares are held in a brokerage account or by a bank or other nominee), you may revoke your consent to householding at any time by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Also, you can request information about householding from your broker or bank.

If you are a stockholder of record (your shares are held in your own name and not held in a brokerage account), if you received a household mailing this year, and if you would like to have additional copies mailed to you or if you would like to opt out of householding for future mailings, please send your written request to Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004 (phone: 888-509-5580).

APPENDIX A

CIMAREX ENERGY CO.
2011 STOCK INCENTIVE PLAN

Recitals

        Cimarex Energy Co. adopted its 2002 Stock Incentive Plan on September 30, 2002 (the "2002 Plan"). The 2002 Plan's term will expire on September 30, 2012. Upon stockholder approval of this 2011 Equity Incentive Plan, the Company will cease making grants of equity awards under the 2002 Plan, and, at that time, all Awards will be made from this 2011 Equity Incentive Plan. All awards granted under the 2002 Plan will continue to be governed by that Plan. The unused shares reserved for issuance under the 2002 Plan that are not subject to outstanding Awards will be cancelled.

ARTICLE I
PURPOSES

        This 2011 Equity Incentive Plan (the "Plan") was established by Cimarex Energy Co. (the "Company") to create incentives that are designed to focus Participants' efforts on the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company's success. Toward these objectives, the Plan provides for the granting of Options, Restricted Stock Awards, Restricted Stock Unit Award, Performance Stock Awards, Performance Stock Unit Awards and Other Stock Awards to Eligible Employees and Directors subject to the conditions set forth in the Plan.

ARTICLE II
DEFINITIONS

        The following terms shall have the meanings set forth below:

        SECTION 2.1    "Affiliated Entity" means any partnership or limited liability company in which at least 50% thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof. For purposes hereof, the Company, a Subsidiary or an Affiliated Entity shall be deemed to have an interest of at least 50% in a partnership or limited liability company if the Company, a Subsidiary or Affiliated Entity shall be allocated at least 50% of partnership or limited liability company gains or losses of the partnership or limited liability company. For purposes of Incentive Stock Options granted pursuant to the Plan, an "Affiliated Entity" means any current or future parent or subsidiary of the Company as defined in Section 424 of the Code.

        SECTION 2.2    "Award" or "Stock Award" means, individually or collectively, any Option, Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award, Performance Stock Unit Award or Other Stock Award granted under the Plan to an Eligible Employee or Director pursuant to terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish by the Award Agreement or otherwise.

        SECTION 2.3    "Award Agreement" means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee's exercise of its administrative powers.

        SECTION 2.4    "Board" means the Board of Directors of the Company.

        SECTION 2.5    "Change of Control Event" means the occurrence of any of the following events on or after the Effective Date of this Plan, provided that in the event that Section 409A of the Code applies to payments under this Plan, a Change of Control shall be deemed to have occurred only if the event is also a change in control within the meaning of Section 409A of the Code and the regulations and other guidance promulgated thereunder or not inconsistent therewith.

                (i)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then outstanding shares of Common Stock (the "Outstanding Company Common stock") or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control Event: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that is described in clauses (A) and (B) of paragraph (iii) below; or

                (ii)   During any period of twelve months beginning after the Effective Date, individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director at the beginning of such twelve-month period, whose election, appointment or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                (iii)  The closing of a reorganization, share exchange or merger (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 40% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be and (B) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or were elected, appointed or nominated by the Board; or

                (iv)  The closing of (1) a complete liquidation or dissolution of the Company or, (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 40% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

        SECTION 2.6    "Code" means the Internal Revenue Code of 1986, as amended. References in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to the section and any regulations under the section.

        SECTION 2.7    "Committee" means the Company's Compensation and Governance Committee. If applicable, the Committee shall be so constituted at all times as to permit the Plan and Awards made under the Plan to comply with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code. Except as provided in Sections 3.2 and 3.3, the Committee shall select Participants from Eligible Employees and shall determine the awards to be made pursuant to the Plan and the terms and conditions thereof.

        SECTION 2.8    "Common Stock" means the common stock, par value $0.01 per share, of the Company and other stock as may be substituted for the common stock as provided in Article IX.

        SECTION 2.9    "Company" means Cimarex Energy Co., a Delaware corporation.

        SECTION 2.10    "Date of Grant" means the date on which the granting of an Award to a Participant is authorized by the Committee or a later date as specified by the Committee in its authorization.

        SECTION 2.11    "Director" means any person who is a member of the Board and is not an employee of the Company, a Subsidiary or an Affiliated Entity.

        SECTION 2.12    "Disability" means a Participant who:

                (i)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

                (ii)   is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

        SECTION 2.13    "Effective Date" of the Plan is                                     , the date on which it was approved by the stockholders of the Company.

        SECTION 2.14    "Eligible Employee" means any employee (including, without limitation, officers and directors who are also employees) of the Company or a Subsidiary or an Affiliated Entity thereof. For purposes of the Plan, an employee is any individual who provides services to the Company or any Subsidiary or Affiliated Entity thereof as a common law employee and whose remuneration is subject to the withholding of federal income tax pursuant to section 3401 of the Code. Employee shall not include any individual (A) who provides services to the Company or any Subsidiary or Affiliated Entity thereof under an agreement, contract, or any other arrangement pursuant to which the individual is initially classified as an independent contractor or (B) whose remuneration for services has not been treated initially as subject to the withholding of federal income tax pursuant to section 3401 of the Code even if the individual is subsequently reclassified as a common law employee as a result of a final decree of a court of competent jurisdiction or the settlement of an administrative or judicial proceeding. Leased employees shall not be treated as employees under this Plan.

        SECTION 2.15    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        SECTION 2.16    "Fair Market Value" means (i) during the time the Common Stock is listed upon the New York Stock Exchange or other exchanges or the Nasdaq Stock Market, the average of the highest and lowest sales prices of the Common Stock as reported by the stock exchange or exchanges or the Nasdaq Stock Market on the day for which the value is to be determined, or if no sale of the Common Stock shall have been made on any stock exchange or the Nasdaq Stock Market that day, on the next preceding day on which there was a sale of the Common Stock or (ii) during any time as the Common Stock is not listed upon an established stock exchange or the Nasdaq Stock Market, the mean between dealer "bid" and "ask" prices of the Common Stock in the over-the-counter market on the day for which the value is to be determined, as reported by the National Association of Securities Dealers, Inc., or such other source as the Committee deems reliable. If, upon exercise of an Option, the exercise price is paid by a broker's transaction, Fair Market Value, for purposes of the exercise, shall be the price at which the Common Stock is sold by the broker.

        SECTION 2.17    "Full Value Award" means a Stock Award other than an Option.

        SECTION 2.18    "Incentive Stock Option" means an Option designated as such that is intended to meet the requirements of Section 422 of the Code.

        SECTION 2.19    "Inside Director" means any person who is a member of the Board and is also an employee of the Company, a Subsidiary or an Affiliated Entity.

        SECTION 2.20    "Non-Employee Director" generally means a Director who is not (i) an officer of or otherwise employed by the Company or one of its Subsidiaries, (ii) a Director who is engaged in a business relationship for which disclosure would be required by the rules and regulations promulgated by the Securities and Exchange Commission or (iii) a Director who does not otherwise qualify as a Non-Employee Director under Rule 16b-3 of the Exchange Act or any interpretations promulgated thereunder.

        SECTION 2.21    "Nonqualified Stock Option" means an Option that is not an Incentive Stock Option.

        SECTION 2.22    "Option" means an option to purchase one or more shares of Common Stock at a stated or formula price for a specified period of time. An Option granted under the Plan shall be either an Incentive Stock Option or a Nonqualified Stock Option.

        SECTION 2.23    "Other Stock Award" means an Award based in whole or in part by reference to the Common Stock which is granted pursuant to Article VIII of the Plan.

        SECTION 2.24    "Participant" means an Eligible Employee or Director of the Company, a Subsidiary, or an Affiliated Entity to whom an Award has been granted by the Committee under the Plan.

        SECTION 2.25    "Performance Award" means either a Performance Stock Award or a Performance Stock Unit Award.

        SECTION 2.26    "Performance Criteria" means the one or more measures of performance that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish Performance Goals may be based on any one of, or combination of, specific measures of performance such as (i) financial metrics (including, earnings per share; earnings before interest, taxes, depreciation and amortization; return on equity; or return on assets, investment or capital employed); (ii) operational metrics (including, reserve replacement, increase in production, or rate of return on exploration capital); or (iii) stock performance measures (including, relative stock price performance); or (iv) to the extent that a Stock Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the

Board, including individual performance measures. Partial achievement of the specified criterion or criteria may result in payment or vesting corresponding to the degree of achievement as specified in the Award Agreement. The Committee shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for the Performance Period.

        SECTION 2.27    "Performance Goals" means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the attainment of the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, an Affiliate Entity, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Stock Award, the Committee is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iii) to exclude the effects of any statutory adjustments to corporate tax rates; and (iv) to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles.

        SECTION 2.28    "Performance Period" means one or more periods of time, not to exceed ten years, which may be of varying and overlapping duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to and the payment of a Performance Award.

        SECTION 2.29    "Performance Stock Award" means an Award denominated in shares of Common Stock which is granted pursuant to Article VII of the Plan.

        SECTION 2.30    "Performance Stock Unit Award" means an Award in the form of a bookkeeping entry representing a right granted to a Participant to receive a share of Common Stock or a payment equal to the value of a share of Common Stock which is granted pursuant to Article VII of the Plan.

        SECTION 2.31    "Restricted Stock Award" means an Award of shares of Common Stock which is granted to a Participant pursuant to Article VI of the Plan and may include a Performance Stock Award as described in Article VII.

        SECTION 2.32    "Restricted Stock Unit Award" means an Award in the form of a bookkeeping entry representing a right granted to a Participant to receive a share of Common Stock or a payment equal to the value of a share of Common Stock which is granted pursuant to Article VI of the Plan and may include a Performance Stock Unit Award as described in Article VII.

        SECTION 2.33    "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

        SECTION 2.34    "Subsidiary" shall have the same meaning set forth in Section 424 of the Code.

ARTICLE III
PLAN ADMINISTRATION

        SECTION 3.1    Administration of the Plan; the Committee.    The Committee shall have overall authority to administer the Plan. Unless otherwise provided in the by-laws of the Company or the resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall determine the times and places of its meetings. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present or acts reduced to or approved in writing by all of the members of the Committee shall be the valid acts of the Committee.

        Subject to the provisions of the Plan, the Committee shall have exclusive power to:

                (i)    Select the Participants to be granted Awards.

                (ii)   Determine the time or times when Awards will be made.

                (iii)  Determine the form of an Award, the number of shares of Common Stock subject to the Award, all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions.

                (iv)  Determine whether Awards will be granted singly or in combination.

                (v)   Construe and interpret the Plan and Awards granted under it, and establish, amend and revoke rules and regulations for administration of the Plan. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Stock Award fully effective.

                (vi)  Accelerate the vesting, exercise or payment of an Award or the performance period of an Award, but not the exercise or payment of any Award that may be deemed nonqualified deferred compensation as defined by Section 409A of the Code.

                (vii) Approve forms of Award Agreements for use under the Plan and amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Committee discretion; provided, however, that the rights under any Stock Award shall not be impaired by any amendment unless the affected Participant consents to the impairment in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Committee may amend the terms of any one or more Stock Awards without the affected Participant's consent if necessary to maintain the qualified status of the Stock Award as an Incentive Stock Option or to bring the Stock Award into compliance with Section 409A of the Code and the related guidance thereunder.

                (viii)  Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

        SECTION 3.2    Administration of Grants to Directors.    The Board shall have the exclusive power to select the Directors who may participate in the Plan and to determine the number of shares of Common Stock subject to Nonqualified Stock Options, Restricted Stock Awards, or Restricted Stock Unit Awards to be granted to Directors selected for participation in the Plan. The Committee shall administer all other aspects of Awards made to Directors. With respect to Awards made by the Board to the Directors, all references in the Plan to the Committee's exercise of authority in selecting Participants and determining the number of shares subject to an Award shall be construed to include the Board.

        SECTION 3.3    Delegation to Inside Directors.    To the extent permitted by law, the Committee may delegate to a subcommittee of one or more Inside Directors the authority to grant Stock Awards to Eligible Employees who are not (i) executive officers within the meaning of Rule 16b-3, (ii) "Covered Employees" within the meaning of Section 162(m) of the Code, or (iii) Non-Employee Directors. The Stock Awards shall be subject to the restrictions and conditions imposed by the Committee. To the extent that the Committee has delegated the authority to determine certain terms and conditions of an Award, all references in the Plan to the Committee's exercise of authority in determining the terms and conditions shall be construed to include the Inside Director(s) to whom the Committee has delegated the power and authority to make the determination.

 ARTICLE IV
SHARES AVAILABLE FOR THE PLAN AND AWARD LIMITS

        SECTION 4.1    Share Authorization.    Subject to adjustment as provided in Article IX, the maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be 5,300,000 shares. Not more than 2,500,000 shares of Common Stock may be issued under the Plan pursuant to the exercise of Incentive Stock Options.

        SECTION 4.2    Flexible Share Pool.    For each share of Common Stock covered by the grant of a Full Value Award, the number of shares of Common Stock available for grant under this Plan shall be reduced by 2.34 shares, and for each share of Common Stock covered by the grant of an Award other than a Full Value Award, the number of shares of Common Stock available for grant under this Plan shall be reduced by one share.

        SECTION 4.3    Share Usage.    If any (i) Stock Award expires or otherwise terminates, in whole or in part, without having been exercised in full, (ii) shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to the Company because of the failure to meet a contingency or condition required for the vesting of the shares, or (iii) Stock Award is settled in cash, then the shares of Common Stock not issued under the Stock Award, or forfeited to the Company, shall again become available for issuance under the Plan. If any shares of Common Stock subject to a Stock Award are not delivered to a Participant because the shares are withheld for the payment of taxes or the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., "net exercised"), the number of shares subject to the Stock Award that are not delivered to the Participant shall not be available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall not be available for issuance under the Plan. To the extent there is issued a share of Common Stock pursuant to a Stock Award that counted as 2.34 shares against the number of shares available for issuance under the Plan pursuant to Section 4.2 and this share of Common Stock again becomes available for issuance under the Plan pursuant to this Section 4.3, then the number of shares of Common Stock available for issuance under the Plan shall increase by 2.34.

        SECTION 4.4    Section 162(m) Award Limits.    The following limits shall apply to the grant of any Award if, at the time of grant, Cimarex is a "publicly held corporation" within the meaning of Section 162(m) of the Code:

                (i)    Options.    Subject to adjustment as provided in Article IX, the maximum aggregate number of shares of Common Stock for which grants of Options may be made to any Participant in any calendar year shall not exceed 1,000,000 shares.

                (ii)    Performance Awards.    Subject to adjustment as provided in Article IX, the maximum aggregate number of shares of Common Stock for which grants of Performance Awards may be made to any Participant in any calendar year shall not exceed 300,000 shares, assuming achievement at the highest level under such Performance Award and the maximum amount that could be paid to a Participant for a cash-settled Performance Award during any calendar year shall not exceed $5 million.

ARTICLE V
STOCK OPTIONS

        SECTION 5.1    Grant of Options.    The Committee may, from time to time, subject to the provisions of the Plan and other terms and conditions as it may determine, grant Options to Eligible Employees. These Options may be Incentive Stock Options or Nonqualified Stock Options, or a combination of both. The Board may, from time to time, subject to the terms of the Plan and other terms and conditions as it may determine, grant Nonqualified Stock Options to Directors. Each grant of an Option shall be evidenced by an Award Agreement delivered by the Company and accepted by the Participant, and shall contain terms and conditions and be in a form as the Committee may from time to time approve, subject to the requirements of Section 5.2.

        SECTION 5.2    Conditions of Options.    Each Option so granted shall be subject to the following terms and conditions:

                (i)    Term of Option.    Any Option granted hereunder shall terminate as set forth in the Award Agreement, provided, however, that no Option shall have a term that exceeds seven (7) years after the Date of Grant, in each case, unless the Option is earlier terminated in accordance with its provisions, or the terms of the Plan.

                (ii)    Exercise Price.    As limited by Section 5.2(vi) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant; provided, however, no Option shall be granted at an exercise price that is less than the Fair Market Value of the Common Stock on the Date of Grant and further provided that the exercise price shall never be less than the Fair Market Value of the Common Stock on the Date of Grant within the meaning of Section 409A of the Code.

                (iii)    Form of Payment.    The exercise price of an Option may be paid (1) in cash or by check, bank draft or money order payable to the order of the Company; (2) by delivering shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the exercise price, but only to the extent the exercise of an Option would not result in an accounting compensation charge with respect to the shares used to pay the exercise price unless otherwise determined by the Committee (or its designee), (3) payment through a transaction involving a licensed broker or dealer (acceptable to the Company) acting on behalf of the Option holder to sell shares and deliver all or a part of the sales proceeds to the Company in payment of the exercise price and required tax withholding, subject to any additional requirements determined by the Committee (or its designee), (4) payment of the exercise price and required tax withholding with shares of Common Stock acquired pursuant to the exercise of the Option (the Common Stock being valued at Fair Market Value on the date of exercise), (5) a combination of the foregoing, or (6) any other method adopted by the Company and approved by the Committee.

                (iv)    Exercise of Options.    Options granted under the Plan shall be exercisable, in whole or in installments and at times, and shall expire at the time, as shall be provided by the Committee in the Award Agreement. Exercise of an Option shall be by written notice to the Company's Corporate Secretary stating the election to exercise and the number of shares of Common Stock with respect to which the Option is being exercised. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price and applicable withholding taxes. The Committee shall make additional rules as it determines to be necessary for the administration of the exercise of Options.

                (v)    Acceleration of Vesting.    Upon the occurrence of a Change of Control Event or the death or Disability of the Participant, the unvested portion of the Option shall become immediately and automatically vested. Upon a Change of Control Event, the Company or successor or purchaser, as the case may be, may make adequate provision for the assumption of the outstanding Options or the substitution of new options for the outstanding Options on terms comparable to the outstanding Options. The Committee may provide that any Options that are outstanding at the time the Change of Control Event is closed shall expire at the time of the closing so long as the Participants are provided with at least 45 days advance notice of expiration. The Committee need not take the same action with respect to all outstanding Options.

                (vi)    Termination of Employment or Board Service.    If a Participant's continuous employment with the Company, a Subsidiary or an Affiliated Entity terminates on or after his 62nd birthday or as a result of the Participant's death or Disability, the Participant (or his personal representative in the case of death) shall be entitled to purchase all or any part of the shares subject to any (i) vested Incentive Stock Option for a period of up to three months from the date of termination (one year in the case of death or disability (as defined in Code section 22(e)(3)) in lieu of the three month period), and (ii) vested Nonqualified Stock Option during the remaining term of the Option. If a Participant's continuous employment terminates for any other reason, the Participant shall be entitled to purchase all or any part of the shares subject to any vested Option for a period of up to three months from the date of termination. The Committee shall determine and specify in the Award Agreement, the consequences of a termination of Board service with respect to Options granted to Directors. In no event shall any Option be exercisable past the term of the Option.

                (vii)    Other Terms and Conditions.    Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to (1) the period or periods and the conditions of exercisability of any Option; (2) the minimum periods during which Participants must be employed by the Company, its Subsidiaries, or an Affiliated Entity, or must hold Options before they may be exercised; (3) the minimum periods during which shares acquired upon exercise must be held before sale or transfer; (4) conditions under which the Options or shares may be subject to forfeiture; (5) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time; (6) the achievement by the Company of specified performance criteria; and (7) covenants relating to non-competition and protection of business information and similar matters.

                (viii)    Special Restrictions Relating to Incentive Stock Options.    Options issued in the form of Incentive Stock Options shall only be granted to individuals who are Eligible Employees of the Company or a Subsidiary. Furthermore, Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, comply with the requirements of Section 422 of the Code, including, without limitation, the requirement that the exercise price of an Incentive Stock Option not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant, and the requirement that the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company or any Subsidiary) not exceed $100,000. Incentive Stock Options granted to a Participant who is the holder of record of 10% or more of the outstanding Common Stock of the Company shall have an exercise price equal to or greater than 110% of the Fair Market Value of the Shares on Date of Grant of the Option, and shall not be exercisable after the expiration of five years from the Date of Grant.

                (ix)    Application of Funds.    The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

                (x)    Rights as a Stockholder.    No Participant shall have any right as a stockholder with respect to any share of Common Stock subject to an Option prior to purchase of the shares of Common Stock by exercise of the Option, including, but not limited to, the right to vote the shares or to receive dividends or dividend equivalents.

        SECTION 5.3    Transferability.

                (i)    No Lifetime Transfers.    Except as provided in Section 5.3(iii), an Option shall not be transferable by a Participant except by will or pursuant to the laws of descent and distribution. An Option shall be exercisable during the Participant's lifetime only by him or her, or by a Participant's guardian or legal representative in the event of Disability.

        During the Participant's lifetime the Participant may not transfer an Incentive Stock Option under any circumstances.

                (ii)    No Assignment.    No right or interest of any Participant in an Option granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily (e.g., a domestic relations order), or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including, execution, levy, garnishment, attachment, pledge or bankruptcy, except as set forth above.

                (iii)    InterVivos Transfer to Certain Family Members.    The Committee may provide at the time of grant or thereafter that the Participant may transfer a Nonqualified Stock Option to a member of the Participant's immediate family, a trust of which members of the Participant's immediate family are the only beneficiaries, or a partnership of which members of the Participant's immediate family or trusts for the sole benefit of the Participant's immediate family are the only partners (the "InterVivos Transferee"). Immediate family means the Participant's spouse, issue (by birth or adoption), parents, grandparents, siblings (including half brothers and sisters and adopted siblings) and nieces and nephews. No transfer shall be effective unless the Participant shall have notified the Company of the transfer in writing and has furnished to the Company a copy of the documents that effect the transfer. The InterVivos Transferee shall be subject to all of the terms of this Plan and the Option, including, but not limited to, the vesting schedule, termination provisions, and the manner in which the Option may be exercised. The Committee may require the Participant and the InterVivos Transferee to enter into an appropriate agreement with the Company providing for, among other things, the satisfaction of required tax withholding with respect to the exercise of the transferred Option and the satisfaction of any Common Stock retention requirements applicable to the Participant, together with other terms and conditions as may be specified by the Committee. Except to the extent provided otherwise in the agreement, the InterVivos Transferee shall have all of the rights and obligations of the Participant under this Plan; provided that the InterVivos Transferee may not have any Common Stock withheld to pay withholding taxes pursuant to Section 10.3 unless the agreement referred to in the preceding sentence specifically provides otherwise. The InterVivos Transferee may not exercise the Option by using a broker's transaction.

        SECTION 5.4    No Repricing.    The Committee may not, without the approval of the stockholders, cancel any outstanding option and replace it with a new option with a lower exercise price where the economic effect would be the same as reducing the exercise price of the cancelled option, repurchase an option for cash or exchange an option for another type of award, or take any other action with respect to an option that would be treated as a "repricing" under applicable accounting rules or under the rules of the SEC.

ARTICLE VI
RESTRICTED STOCK AWARDS AND
RESTRICTED STOCK UNIT AWARDS

        SECTION 6.1    Grant of Restricted Stock Awards and Restricted Stock Unit Awards.    The Committee may, from time to time, subject to the provisions of the Plan and other terms and conditions as it may determine, grant a Restricted Stock Award or a Restricted Stock Unit Award to any Eligible Employee. The Board may, from time to time, subject to the terms of the Plan and other terms and conditions as it may determine, grant a Restricted Stock Award or a Restricted Stock Unit Award to Directors. Each grant shall be evidenced by an Award Agreement delivered by the Company and accepted by the Participant, and shall contain terms and conditions and be in a form as the Committee may from time to time approve, subject to the requirements of this Article VI and may be evidenced in the manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates. The grant shall be subject to the following terms and conditions:

                (i)    Restriction Period.    Vesting of each Restricted Stock Award or Restricted Stock Unit Award shall require the holder to remain in the continuous employment (or Board service) of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period (a "Restriction Period"). The Committee shall determine the Restriction Period or Periods that shall apply to the shares of Common Stock covered by each Restricted Stock Award or Restricted Stock Unit Award or portion thereof; provided, however, each Restricted Stock Award or Restricted Stock Unit Award granted to an Eligible Employee shall have a minimum Restriction Period of at least three years. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award or Restricted Stock Unit Award or portion thereof.

                (ii)    Restrictions.    The holder of a Restricted Stock Award or a Restricted Stock Unit Award may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares of Common Stock represented by the Award during the applicable Restriction Period. The Committee may impose other restrictions and conditions on any shares of Common Stock covered by the Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws and may legend any certificates representing Restricted Stock to provide appropriate notice of these restrictions.

                (iii)    Acceleration of Vesting.    Upon the occurrence of a Change of Control Event or the death or Disability of the Participant, the unvested portion of the Restricted Stock Award shall become immediately and automatically vested and payable; the unvested portion of the Restricted Stock Unit Award shall become immediately and automatically vested and payable at the time provided in the following paragraph.

        If the Change of Control Event is also a "change in control" within the meaning of Section 409A of the Code, outstanding Restricted Stock Units shall be paid in full by delivery of shares within 30 days after the closing of the transaction that constitutes the change in control. If, as a result of the Change of Control Event, the Common Stock has been changed or exchanged for another kind of stock, Restricted Stock Units that provide for settlement in Common Stock shall be settled in the type of stock into which the Common Stock was changed or for which the Common Stock was exchanged. If the Change of Control Event is not also a "change in control" within the meaning of Section 409A of the Code, the Company, or the successor or purchaser, as the case may be, shall make adequate provision for the assumption of the Restricted Stock Units or the substitution of new Restricted Stock Units for the outstanding Restricted Stock Units on terms comparable to the terms of the Award Agreement for the Restricted Stock Units. The assumed or substituted Restricted Stock Units shall be paid at the time provided in the original Award Agreement.

                (iv)    Rights as a Stockholder.    During any Restriction Period, the Committee may, in its discretion, restrict the stockholder rights of a holder of a Restricted Stock Award with respect to the shares, including, but not by way of limitation, the right to vote the shares and to receive dividends. If any dividends or other distributions are paid in shares of Common Stock, all of these shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

        A Participant holding a Restricted Stock Unit Award shall have no rights of a stockholder with respect to the Restricted Stock Unit Award. The Committee may provide in an Award Agreement, in its discretion, that the holder of a Restricted Stock Unit Award shall be entitled to receive dividend equivalents, subject to, and in accordance with, the requirements of Section 409A of the Code.

        SECTION 6.2    Section 409A.    All payments with respect to a Restricted Stock Unit Award shall be made in compliance with Section 409A of the Code.

 ARTICLE VII
PERFORMANCE AWARDS

        SECTION 7.1    Grant of Performance Awards.    The Committee may, from time to time, subject to the provisions of the Plan and other terms and conditions as it may determine, grant a Performance Award that may be either a Performance Stock Award or a Performance Stock Unit Award. These Awards are subject to the same Restriction Period and Restrictions as described in Section 6.1(i) and (ii) and are further subject to the additional terms and conditions described in subparagraphs (i) through (v) of this Section 7.1. Each grant of a Performance Award shall be evidenced by an Award Agreement delivered by the Company and accepted by the Participant, and shall contain terms and conditions and be in a form as the Committee may from time to time approve, subject to the requirements of this Article VII and may be evidenced in the manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates. The grant shall be subject to the following terms and conditions:

                (i)    Establishment of Performance Period, Performance Criteria and Performance Goals.    In granting each Performance Award, the Committee shall establish the applicable Performance Period and the Performance Criteria to be used to establish the Performance Goals which, when measured at the end of the Performance Period, shall determine the final value of the Performance Award to be paid to the Participant. The Company shall notify each Participant granted a Performance Award of the terms of such Award, including the Performance Period and the Performance Goals.

                (ii)    Qualifying Performance-Based Awards.    To the extent compliance with the requirements under Section 162(m) of the Code with respect to qualifying "performance-based compensation" is desired, the Committee or a sub-committee thereof shall be comprised solely of two or more "outside directors" as determined under Section 162(m). The Committee shall designate the applicable business Performance Criteria and pre-establish one or more objective Performance Goal(s) applicable to each Performance Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain. Once established, the Performance Goals shall not be changed during the Performance Period. The class of employees eligible to receive qualifying performance-based awards is all Eligible Employees, the business criteria upon which the Performance Goals may be based are the business Performance Criteria set forth in Section 2.26(i) through (iii) of the Plan, and the maximum number of shares and maximum amount of compensation that could be paid to an Eligible Employee during a specified period are set forth in Section 4.4 of the Plan.

                (iii)    Settlement of Performance Awards.    As soon as practicable following the completion of the Performance Period applicable to a Performance Award, the Committee shall certify in writing the extent to which the applicable Performance Goals have been attained and resulting final value of the Award earned by the Participant and to be paid upon its settlement. As soon as practicable following the Committee's determination and certification in accordance with this Section 7.1(iii), payment shall be made to each eligible Participant (or such Participant's legal representative or other person who acquired the right to receive such payment by reason of the Participant's death) of the final value of the Participant's Performance Award.

                (iv)    Acceleration of Vesting.    Upon the occurrence of a Change of Control Event or the death or Disability of the Participant, the unvested portion of a Performance Stock Award shall become immediately and automatically vested and payable, and the unvested portion of a Performance Stock Unit Award shall become immediately and automatically vested and payable at the time provided in the following paragraph. The Committee may in its discretion adjust the Performance Period to take into account the date of the Change of Control Event or the date of the death or Disability of the Participant. Notwithstanding the foregoing, for Performance Awards intended as qualifying performance-based awards, any accelerated vesting or payout shall be subject to such adjustment as required by Section 162(m) of the Code.

        If the Change of Control Event is also a "change in control" within the meaning of Section 409A of the Code, outstanding Performance Stock Units shall be paid in full within 30 days after the closing of the transaction that constitutes the change in control. If, as a result of the Change of Control Event, the Common Stock has been changed or exchanged for another kind of stock, Performance Stock Units that provide for settlement in Common Stock shall be settled in the type of stock into which the Common Stock was changed or for which the Common Stock was exchanged. If the Change of Control Event is not also a "change in control" within the meaning of Section 409A of the Code, the Company, or the successor or purchaser, as the case may be, shall make adequate provision for the assumption of the Performance Stock Units or the substitution of new Performance Stock Units for the outstanding Performance Stock Units on terms comparable to the terms of the Award Agreement for the Performance Stock Units. The assumed or substituted Performance Stock Units shall be paid at the time provided in the original Award Agreement.

                (v)    Rights as a Stockholder.    During any Restriction Period, the Committee may, in its discretion, restrict the stockholder rights of a holder of a Performance Stock Award with respect to the shares, including, but not by way of limitation, the right to vote the shares and to receive dividends. If the Committee grants the right to receive dividends, the Company shall accrue dividends on the shares subject to the Performance Stock Award for each dividend record date occurring during the Performance Period; provided, however, that dividends shall only be paid to the holder at the time of vesting and only with respect to the shares that are issued upon attainment of the Performance Goals. If any dividends or other distributions are paid in shares of Common Stock, all of these shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

        A Participant holding a Performance Stock Unit Award shall have no rights of a stockholder with respect to the Performance Stock Unit Award. The Committee may provide in an Award Agreement, in its discretion, that the holder of a Performance Stock Unit Award shall be entitled to receive dividend equivalents, subject to, and in accordance with, the requirements of Section 409A of the Code. If the Committee grants the right to receive dividend equivalents, the Company shall accrue dividend equivalents on the shares subject to the Performance Stock Unit Award for each dividend record date occurring during the Performance Period; provided, however, that dividend equivalents shall only be paid to the holder at the time of vesting and only with respect to the shares that are issued upon attainment of the Performance Goals. If any dividends or other distributions are paid in shares of Common Stock, all of these shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

        SECTION 7.2    Section 409A.    All payments with respect to Performance Stock Units shall be made in compliance with Section 409A of the Code.

ARTICLE VIII
OTHER STOCK AWARDS

        Other Stock Awards based on a share of Common Stock may be granted either alone or in addition to Options, Restricted Stock, Restricted Stock Units and Performance Awards provided for under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Employees to whom and the time or times at which Other Stock Awards may be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to the Other Stock Awards and all other terms and conditions of the Other Stock Awards.

 ARTICLE IX
STOCK ADJUSTMENTS

        SECTION 9.1    Adjustments for Certain Corporate Events.    If the shares of Common Stock, as presently constituted as of the Effective Date, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, spinoff, combination of shares or otherwise), or if the number of shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock or rights or warrants to purchase securities of the Company shall be issued to holders of all outstanding Common Stock, then there shall be substituted for or added to each share available under and subject to the Plan, and each share theretofore appropriated under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each share shall be exchanged or to which each share shall be entitled, as the case may be, on a fair and equivalent basis in accordance with the applicable provisions of Section 424 of the Code; provided, however, with respect to Options, in no event will the adjustment result in a modification of any Option as defined in Section 424(h) of the Code or as otherwise permitted under Section 409A of the Code.

        SECTION 9.2    Other Adjustments.    In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that the change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award (other than a Restricted Stock Unit or Performance Stock Unit), theretofore granted, these adjustments shall be made in accordance with the Committee's determination. Any adjustment in Options shall be made in accordance with Section 424 of the Code. No adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required (other than with respect to Options) shall be made unless and until the adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of the adjustment (the "Minimum Adjustment"). Any adjustment representing a change of less than the minimum amount shall be carried forward and made as soon as the adjustment together with other adjustments required by this Article IX and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Article IX which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of the Award.

        SECTION 9.3    Fractional Shares.    No fractional shares of Common Stock or units of other securities shall be issued pursuant to an adjustment, and any fractions resulting from any adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

        SECTION 9.4    409A Savings Clause.    No Option shall be adjusted under this Article IX in a manner that would cause the Option to become subject to Section 409A of the Code. The provisions of Section 9.2 shall not apply to Restricted Stock Units or Performance Stock Units.

ARTICLE X
GENERAL

        SECTION 10.1    Amendment or Termination of Plan.    Subject to the remaining provisions of this Section 10.1, the Plan shall terminate ten (10) years from the date of approval of the Plan by the stockholders. The Board may alter, suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not without stockholder approval adopt any amendment that would (i) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article IX) or (ii) modify any provision of the Plan that would materially increase the benefit or rights of any Participant in the Plan.

        SECTION 10.2    Withholding Taxes.    A Participant shall pay the amount of taxes required by law to be withheld by the Company upon the exercise of an Option, vesting, lapse of restrictions, issuance of shares or payment of any kind with respect to Awards granted under the Plan in cash or as otherwise permitted in this Section 10.2. Unless otherwise paid by the Participant, the Company shall be entitled to deduct from any payment otherwise due to a Participant, regardless of the form of payment, the amount of all applicable federal, state, local, domestic or foreign taxes required by law to be withheld. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required to be withheld from an Award by (i) directing the Company to withhold from any payment of the Award a number of shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes or (ii) delivering to the Company previously owned shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of the required withholding taxes; provided, the foregoing notwithstanding, any payment made by the Participant pursuant to either of the foregoing clauses (i) or (ii) shall not be permitted if it would result in an accounting charge with respect to the shares used to pay the taxes unless otherwise approved by the Committee (or its delegate).

        SECTION 10.3    Amendments to Awards.    The Committee may at any time unilaterally amend the terms of any Award Agreement, whether or not presently exercisable or vested, to the extent it deems appropriate; provided, however, that any amendment that is materially adverse to the Participant shall require the Participant's consent.

        SECTION 10.4    Corporate Action Constituting Grant of Stock Awards.    Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of the corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

        SECTION 10.5    Electronic Delivery.    Any reference herein to a "written" agreement or document shall include any agreement or document delivered electronically or posted on Participant's internet account with the brokerage firm employed by the Company.

        SECTION 10.6    No Obligation to Notify.    The Company has no duty or obligation to any holder of a Stock Award to advise the holder as to the time or manner of exercising a Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise the holder of a pending termination of expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of a Stock Award.

        SECTION 10.7    Changes in Accounting Rules.    Except as provided otherwise at the time an Award is granted, notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to Options, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Stock Awards, Performance Stock Unit Awards or Other Stock Awards shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Company, the Committee shall have the right and power to modify as necessary, any then outstanding and unexercised Options, outstanding Restricted Stock Awards, Restricted Stock Unit Awards, Performance Stock Awards, Performance Stock Unit Awards or Other Stock Awards as to which the applicable services or other restrictions have not been satisfied, provided that no Option shall be modified in a manner that would cause it to become subject to Section 409A of the Code.

        SECTION 10.8    Investment Representations.    The Company may require a Participant, as a condition of exercising an Award or receiving an Award, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that the Participant is acquiring the Common Stock for his own account for investment and not with any present intention of selling or otherwise distributing the same, including other representations or assurances that the Company deems necessary or appropriate in order to comply with Federal and applicable state securities laws. To the extent stock certificates may be issued, a legend evidencing these restrictions may be placed on the stock certificate.

        SECTION 10.9    Regulatory Approval and Listings.    The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable, and keep continuously effective, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue shares of Common Stock under this Plan prior to:

                (i)    the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

                (ii)   the admission of the shares to listing on the stock exchange on which the Common Stock may be listed; and

                (iii)  the completion of any registration or other qualification of the shares under any state or Federal law or ruling of any governmental body that the Committee shall, in its sole discretion determine to be necessary or advisable.

        SECTION 10.10    Right to Continued Employment.    Participation in the Plan shall not give any Participant any right to remain in the employ of the Company, any Subsidiary, or any Affiliated Entity. The Company or, in the case of employment with a Subsidiary or an Affiliated Entity, the Subsidiary or Affiliated Entity, reserves the right to terminate the employment of any Participant at any time. Further, the adoption of this Plan shall not be deemed to give any Eligible Employee, Director or any other individual any right to be selected as a Participant or to be granted an Award.

        SECTION 10.11    Reliance on Reports.    Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself or herself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

        SECTION 10.12    Section 409A Savings Clause.    It is the intention of the Company that Awards granted under this Plan not be subject to the additional tax imposed by Section 409A of the Code, and the provisions of this Plan shall be construed and administered in accordance with this intent. To the extent these Awards could become subject to Code Section 409A, the Company shall be entitled to amend the Plan or the Award with the goal of giving the Participants the economic benefits described herein in a manner that does not result in additional tax being imposed.

        SECTION 10.13    Rule 16b-3 of the Exchange Act and Section 162(m) of the Code.    The Company's intention is that the Plan shall comply, when applicable, in all respects with the rules of any exchange on which the Common Stock is traded and with Rule 16b-3 of the Exchange Act. In addition, the provisions of the Plan are intended to permit the Performance Stock Awards and Performance Stock Unit Awards to qualify as performance-based compensation under Section 162(m) of the Code. If any Plan provision is determined not to be in compliance with the foregoing intentions, that provision shall be deemed modified as necessary to meet the requirements of any such exchange, Rule 16b-3 and Section 162(m).

        SECTION 10.14    Clawbacks.    In order to comply with applicable laws, rules or regulations, the Committee may elect to provide for the forfeiture of Awards made to Participants and may provide in an Award Agreement or otherwise that a Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of specified events.

        SECTION 10.15    Construction.    Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than titles or headings, shall control.

        SECTION 10.16.    Governing Law.    The validity and construction of this Plan and the Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the Award Agreements to the substantive laws of any other jurisdiction.

CIMAREX ENERGY CO.

VOTE BY INTERNET OR TELEPHONE
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As a stockholder of Cimarex Energy Co., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 17, 2011.

[Computer Icon]		[Phone Icon]		[Mail Icon]
Vote Your Proxy on the Internet:		Vote Your Proxy by Phone: Call 1 (866) 894-0537		Vote Your Proxy by mail:
Go to www.cstproxy.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY OR BY PHONE

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY BY MAIL
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL THE NOMINEES LISTED UNDER PROPOSAL 1, FOR PROPOSALS 2, 4
AND 5 AND FOR "3 YEARS" UNDER PROPOSAL 3.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes like this	☒

The Board of Directors recommends a vote FOR all the nominees listed below.
1.	Election of three Class III directors:
		FOR	AGAINST	ABSTAIN
	(01) Hans Helmerich	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	(02) Harold R. Logan, Jr.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
	(03) Monroe W. Robertson	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:
		FOR	AGAINST	ABSTAIN
2.	Advisory vote to approve executive compensation	☐	☐	☐

The Board of Directors recommends you vote for 3 Years:
		1 YEAR	2 YEARS	3 YEARS	ABSTAIN
3.	Advisory vote to approve executive compensation	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:
		FOR	AGAINST	ABSTAIN
4.	Approve the Cimarex Energy Co. 2011 Equity Incentive Plan	☐	☐	☐
		FOR	AGAINST	ABSTAIN
5.	Ratify the appointment of KPMG LLP as our independent Auditors for 2011	☐	☐	☐

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2011.

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give title as such.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY, 18, 2011.

THE PROXY STATEMENT AND OUR 2010 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT: HTTP://WWW.CSTPROXY.COM/CIMAREX/2011

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CIMAREX ENERGY CO.

        The undersigned appoints F.H. Merelli and Paul Korus as proxies, with power to act without the other and with power of substitution, and authorizes them to represent and vote, as designated on the other side, all the shares of common stock of Cimarex Energy Co. held of record by the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders to be held May 18, 2011, or any adjournment thereof.

        For participants in the Cimarex 401(k) Plans, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received prior to 5 pm Eastern Time on May 15, 2011, the Plan's Trustee will vote your shares held in the Plan in the same proportion as shares were voted by other Plan participants.

(Continued, and to be marked, dated and signed, on the reverse side)